 that

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

ONSTREAM MEDIA CORPORATION, ONSTREAM MERGER CORP.,

NARROWSTEP INC.

AND W. AUSTIN LEWIS IV, AS STOCKHOLDER REPRESENTATIVE

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Dated as of May 29, 2008

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 29, 2008, is among Onstream Media Corporation (“Parent”), a Florida corporation, Onstream Merger Corp. (“Merger Sub”), a Delaware corporation, Narrowstep Inc. (the “Company”), a Delaware corporation, and W. Austin Lewis IV (the “Stockholder Representative”) solely for purposes of Sections 1.13, 1.14, 8.4, 8.5 and Article IX.

R E C I T A L S

A.           The parties wish to effect the acquisition of the Company by Parent through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth herein.

B.           The respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger upon the terms and subject to the conditions of this Agreement.

C.           The Board of Directors of the Company has (i) determined that it is fair to and in the best interests of the Company and the Company Stockholders (as defined herein) to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the Company Stockholders.

D.           The respective Boards of Directors of Parent and Merger Sub have each determined that it is in the best interests of their respective companies and shareholders to enter into this Agreement and the Board of Directors of Parent has resolved to recommend the approval of the Charter Amendment (as defined herein), the Share Issuance (as defined herein) and the CVR Issuance (as defined herein) by the Parent Shareholders (as defined herein).

NOW, THEREFORE, In consideration of the mutual representations, warranties and covenants contained herein, the Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I -  THE MERGER

1.1           The Merger.

(a)           Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company.  The Merger shall occur at the Effective Time (as defined herein).  Following the Merger, the Company shall continue as the surviving corporation (sometimes referred herein as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

(b)           The name of the Surviving Corporation shall be Narrowstep Inc.

1.2           Effective Time.

(a)           The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles V, VI and VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Arnstein & Lehr LLP, 200 East Olas Boulevard, Suite 1700, Fort Lauderdale, Florida, unless another date, place or time is agreed to in writing by Parent and the Company.

(b)           At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

1.3           Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4           Certificate of Incorporation and By-Laws.  Subject to Section 4.15(a), the Certificate of Incorporation and By-Laws of the Company, in each case as in effect immediately prior to the Effective Time shall be amended to read in their entirety as set forth on Exhibits A and B attached hereto and, as so amended, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed as provided therein or by applicable law.

1.5           Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until the earlier of his or her resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until his or her respective successor is duly elected or appointed and qualified.  Each director of the Company immediately prior to the Effective Time shall submit his or her resignation at the Closing to be effective at the Effective Time.

1.6           Conversion of Common Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of the following securities:

(i)           Subject to adjustment for fractional shares as provided in Section 1.6(a)(ii), each share of Company common stock, $0.000001 par value per share (the “Company Common Stock”), outstanding immediately prior to the Effective Time, other than (A) Dissenting Shares (as defined herein), (B) Cancelled Shares (as defined herein), (C) shares held by any Company Subsidiary (as defined in Section 2.4(a)) (“Subsidiary Held Shares”) and (D) outstanding shares issued under Company Non-accelerated Restricted Stock Awards, shall be automatically converted into and become the right to receive: (a) a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent common stock, $.0001 par value per share (“Parent Common Stock”), equal to the greater of the Exchange Ratio (as defined herein) and the Minimum Exchange Ratio (as defined herein); and (b) one contingent value right (a “Contingent Value Right”) to be issued by Parent pursuant to the Contingent Value Rights Agreement (the “CVR Agreement”) in the form of Exhibit C hereto.  “Exchange Ratio” means the quotient obtained by dividing (A) the sum of (x) the Annualized Company Revenue Shares (as defined herein) plus (y) the greater of (1) the amount of cash and cash equivalents held by the Company immediately prior to the Effective Time and (2) ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) by (B) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any outstanding shares issued under Company Restricted Stock Awards (as defined herein) and excluding Cancelled Shares and Subsidiary Held Shares).  “Minimum Exchange Ratio” means the quotient obtained by dividing (X) TEN MILLION FIVE HUNDRED THOUSAND (10,500,000) by (Y) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any outstanding shares issued under Company Restricted Stock Awards and excluding Cancelled Shares and Subsidiary Held Shares).  The (1) shares of Parent Common Stock payable pursuant to this Section 1.6(a)(i), as adjusted for fractional shares pursuant to Section 1.6(a)(ii); (2) shares of Parent Common Stock payable pursuant to Section 1.6(a)(iv), as adjusted for fractional shares pursuant to Section 1.6(a)(ii); (3) shares of Parent Common Stock payable pursuant to Section 1.7(b)(i) and (4) any additional shares of Parent Common Stock issued in connection with the Contingent Value Rights, are referred to collectively as the “Merger Consideration.”  The Merger Consideration shall not exceed twenty million (20,000,000) shares of Parent Common Stock.

(ii)           No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement.  In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive an amount equal to the Parent Common Stock Price (as defined herein) multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled.  “Parent Common Stock Price” means the average of the last reported sale prices of the Parent Common Stock for the fifteen consecutive trading days ending on the fifth trading day prior to the Effective Time on the primary exchange on which the Parent Common Stock is traded.

(iii)           Notwithstanding anything in the foregoing to the contrary, if between the date of this Agreement and the Effective Time there is a change in the number or class of issued and outstanding shares of Parent Common Stock or Company Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split), stock dividend, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such event.

(iv)           Subject to adjustment for fractional shares as provided in Section 1.6(a)(ii), each share of Series A preferred stock, par value $0.000001 per share, of the Company (the “Company Series A Preferred Stock”), outstanding immediately prior to the Effective Time, shall be automatically converted into and become the right to receive: (a) a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Preferred Stock Exchange Ratio (as defined herein).  "Preferred Stock Exchange Ratio" means the quotient obtained by dividing SIX HUNDRED THOUSAND (600,000) by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

(b)           Each share of Company Common Stock that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or that is held in treasury by the Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)           Each issued and outstanding share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)           “Annualized Company Revenue Shares” means a number of shares of Parent Common Stock equal to the product of (A) two (2) multiplied by (B) the amount of the Annualized Company Revenue.

(e)           “Annualized Company Revenue” means an amount equal to four multiplied by the Quarterly Billings (as defined herein).  For purposes of this Agreement, “Quarterly Billings” means an amount equal to (A) the product of (x) 0.92 and (y) the Company’s consolidated recognized revenue for the fiscal quarter ended May 31, 2008 (such period, the “Prior Full Period”), as determined in accordance with generally accepted accounting principles, applied on a basis consistent with the Company’s financial statements, plus (B) the product of (i) three (3) multiplied by (ii) the aggregate of the per month recurring fees and charges (whether billed or unbilled) payable to the Company for all Eligible Contracts (as defined below) to which the Company or any subsidiary of the Company is a party (whether entered into before, during or after the Prior Full Period) for the initial month of each such contract during which a monthly fee is charged, but in the case of this clause (B) only to the extent such amounts have not been included in the amount calculated pursuant to the immediately preceding clause (A) less (C) (i) to the extent included in the immediately preceding clause (A), any non-recurring fees from a single customer that exceed in the aggregate for such customer $212,000; and (ii) to the extent included in the immediately preceding clause (A), revenues from customers who have terminated contracts or agreements (whether terminated before, during or after the Prior Full Period) on or prior to the Effective Time.  “Eligible Contracts” means those contracts for which (i) the Company or any subsidiary of the Company has received payment in full of “set-up” fees payable to the Company or any subsidiary of the Company thereunder; and (ii) the Company or any subsidiary of the Company has verified the credit history of the other party to the contract by performing a credit check consistent with the Company’s past practices.

(f)           As of the Effective Time, the Surviving Corporation shall assume the obligations of the Company under the warrant agreements set forth on the Company Disclosure Schedule in respect of the Company Warrants (as defined herein).  The holders of the Company Warrants shall continue to have, and be subject to, the same terms and conditions set forth in such Company Warrants (including, without limitation, any provision contained therein relating to the repurchase or redemption thereof), except that each such Company Warrant shall (A) (1) in the case of a Company Warrant that is not a Company 2007 Warrant (as defined herein), be exercisable for (i) that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by the Company Warrant immediately prior to the Effective Time multiplied by the greater of the Exchange Ratio and the Minimum Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Warrant shall be equal to the quotient obtained by dividing the exercise price  per share of Company Common Stock specified in such Company Warrant in effect immediately prior to the Effective Time by the greater of the Exchange Ratio and the Minimum Exchange Ratio, rounding the resulting exercise price down the nearest whole cent; and (2) in the case of a Company 2007 Warrant, be exercisable for that number of shares of Parent Common Stock, and at a per share exercise price, as set forth in the terms of the Company 2007 Warrants; and (B) in the case of all Company Warrants, upon such exercise described in the immediately preceding clause (A), without any further payment required on the part of the holders, receive such number of Contingent Value Rights that such holders would have been entitled to receive upon conversion of the resulting shares of Company Common Stock in connection with the Merger if such Company Warrants had been exercised by such holders immediately prior to the Effective Time.  Notwithstanding anything to the contrary, nothing contained herein shall require Parent to issue fractional shares of Parent Common Stock upon the exercise of any Company Warrant.  At the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Company Warrants pursuant to this Section 1.6(f) assuming the full exercise of all Company Warrants.  Notwithstanding anything in the foregoing to the contrary, in the event a holder exercises a Company Warrant (other than a Company 2007 Warrant) prior to the time of a final determination pursuant to Section 1.13 that the Exchange Ratio is greater than the Minimum Exchange Ratio, then as soon as practicable following such determination Parent shall issue and deliver to such holder a certificate representing that number of whole shares of Parent Common Stock into which the Company Warrants so exercised shall have been converted pursuant to the provisions of this Agreement applying the Exchange Ratio (as opposed to the Minimum Exchange Ratio) under this Section 1.6(f) less any shares of Parent Common Stock issued and delivered to such holder respect of such prior exercise.  Holders of Company Warrants who exercise such warrants subsequent to the Final Exercise Date (as defined in the CVR Agreement) shall not be entitled to Contingent Value Rights.  For purposes of this Agreement, "Company 2007 Warrants" means those Company Warrants issued pursuant to that certain Purchase Agreement, dated as of August 8, 2007, as amended, by and among the Company and the purchasers named therein.

(g)           Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and are held by a person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to Section 262 of the DGCL, its shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration for each such share of Company Common Stock in accordance with the provisions of this Agreement.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence.  The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto.

1.7           Company Options, Restricted Stock and Restricted Stock Units.

(a)           For a period of at least fifteen (15) days prior to the Effective Time, the Company shall provide each holder of an option (“Company Option”) granted by the Company under the Narrowstep Inc. 2004 Stock Plan (the “Company Stock Plan”) or otherwise with the opportunity to exercise each such Company Option, regardless of whether such Company Option is otherwise vested or exercisable.  To the extent that any such Company Option is not exercised prior to the Effective Time, such Company Option shall be canceled and be of no further force and effect.  If any Company Options are exercised prior to the Effective Time, any shares of Company Stock issued as a result thereof will be included in the total number of shares of Company Common Stock outstanding per Section 1.6(a)(i).

(b)           At the Effective Time, each outstanding share of Company Common Stock that, immediately prior to the Effective Time, is then the subject of a restricted stock award  (excluding any Company Accelerated Restricted Stock (as defined herein)) granted under the Company Stock Plan or otherwise (such awards, "Company Non-accelerated Restricted Stock Awards") shall automatically and without any action on the part of the holder thereof, be converted into (i) a number of shares of restricted Parent Common Stock (“Parent Restricted Stock”) equal to the greater of the Exchange Ratio and the Minimum Exchange Ratio on the same terms and conditions (including applicable vesting rights) as applicable to such Company Non-accelerated Restricted Stock Awards set forth in the Company Stock Plan and the award agreements pursuant to which such Company Non-accelerated Restricted Stock Awards were issued as in effect immediately prior to the Effective Time; (ii) cash in lieu of fractional shares pursuant to Section 1.6(a)(ii); and (iii) one (1) Contingent Value Right that is unvested but subject to future vesting in accordance with the same vesting schedule and other requirements (and cancellation conditions) applicable to such Company Non-accelerated Restricted Stock Award; provided, however, that until such time as a final determination of the Exchange Ratio is made pursuant to Section 1.13, the Parent Restricted Stock issuable pursuant to the immediately preceding sentence shall be issued in such amount as if the Minimum Exchange Ratio was used in calculating the conversion of each Company Non-accelerated Restricted Stock Award pursuant hereto.  Notwithstanding anything in the foregoing to the contrary, in the event that it is finally determined pursuant to Section 1.13 that the Exchange Ratio is greater than the Minimum Exchange Ratio, each share of Parent Restricted Stock issued or to be issued pursuant to the immediately preceding sentence, shall, as of the date such final determination, automatically and without any action on the part of the holder thereof, be converted into such number of shares of Parent Restricted Stock as if the Exchange Ratio was applicable at the Effective Time, on the same terms and conditions of such Parent Restricted Stock issued pursuant to the first sentence of this Section 1.7(b).  Parent shall file a registration statement on Form S-8 as of or prior to the Effective Time with respect to shares of Parent Restricted Stock and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such shares of Parent Restricted Stock remain unvested.

(c)           Immediately prior to the Effective Time, each share of Company Common Stock outstanding on the date of this Agreement that is (i) subject to a restricted stock award; (ii) subject to a written agreement or provision that provides for the acceleration of vesting in the event of a change in control of the Company that results in a termination of employment; and (iii) held by a person who has been terminated from service by the Company on or after the date of this Agreement and prior to the Effective Time ("Company Accelerated Restricted Stock") shall become fully vested without any further action required on the part of the holder thereof or the Company.  The shares of Company Accelerated Restricted Stock that vest pursuant to this Section 1.7(c) shall be treated as outstanding shares of Company Common Stock immediately prior to the Effective Time.

(d)           Immediately prior to the Effective Time, each restricted stock unit that is then the subject of a restricted stock unit award evidencing the right to receive shares of Company Common Stock granted under the Company Stock Plan or otherwise (each a “Company RSU”) shall become fully vested and the Company shall issue the holder thereof a share of Company Common Stock for each such Company RSU, whereupon the respective Company RSU shall thereupon be canceled and of be of no further force and effect.  The shares of Company Common Stock issued in respect of Company RSUs will be treated as outstanding immediately prior to the Effective Time.

(e)           Immediately prior to the Effective Time, the Company shall issue the holder of each Company RSU that had previously vested, but with respect to which the delivery of shares of Company Common Stock was delayed or deferred for any reason, a share of Company Common Stock for each such Company RSU, whereupon the respective Company RSU shall thereupon be canceled and be of no further force and effect.  The shares of Company Common Stock issued in respect of Company RSUs will be treated as outstanding immediately prior to the Effective Time.

(f)           Each share of Company Common Stock issued pursuant to Section 1.7(a), (c), (d) or (e) above shall by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive the Merger Consideration in respect of each such share of Company Common Stock in accordance with Section 1.6(a).

1.8           Exchange of Certificates.  Promptly after the Effective Time, Parent shall authorize a bank or trust company to act as exchange agent hereunder, which bank or trust company shall be reasonably acceptable to the Company (the “Exchange Agent”).  As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail, to all former holders of record of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares Company Common Stock or Company Series A Preferred Stock that were converted into the right to receive Merger Consideration pursuant to this Agreement (the “Certificates”) or (ii) shares represented by book-entry which immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to this Agreement (“Book-Entry Shares”), (A) instructions for surrendering their Certificates, or in the case of Book-Entry Shares, for surrendering such shares, in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares and, in the case of former holders of record of Company Common Stock, a certificate representing a Contingent Value Right, and (B) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal.  Upon surrender of Certificates or Book-Entry Shares, for cancellation to the Exchange Agent, together with Letter of Transmittal and such other customary documents reasonably requested by Parent and in accordance with the instructions thereon, each holder of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock or Company Series A Preferred Stock theretofore represented by the Certificates or Book-Entry Shares so surrendered shall have been converted pursuant to the provisions of this Agreement applying the Minimum Exchange Ratio under Section 1.6(a)(i) and with respect to Company Series A Preferred Stock the Preferred Stock Exchange Ratio, (b) any cash in lieu of fractional shares pursuant to Section 1.6(a)(ii) hereof, (c) a certificate representing that number of Contingent Value Rights, if any, to which such holder is entitled under this Agreement, (d) a check in the amount of any cash due pursuant to Section 1.12 hereof, and (e) in the case of Company Common Stock only the right to receive a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates or Book-Entry Shares so surrendered shall have been converted pursuant to the provisions of this Agreement applying the Exchange Ratio (as opposed to the Minimum Exchange Ratio) under Section 1.6(a)(i) less any shares of Parent Common Stock issued and delivered to former holders of Company Common Stock in accordance with clause (a) of this sentence, but in the case of this clause (e) only to the extent that it is determined pursuant to Section 1.13 that the Exchange Ratio is greater than the Minimum Exchange Ratio.  No interest shall be paid or shall accrue on any such amounts.  Until surrendered in accordance with the provisions of this Section 1.8, each Certificate and each Book-Entry Share shall represent for all purposes only the right to receive Merger Consideration together with cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.6(a)(ii) hereof and, if applicable, amounts under Section 1.12 hereof.  Shares of Parent Common Stock into which shares of Company Common Stock and shares of Company Series A Preferred Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time.  If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.  Beginning on the date which is twelve (12) months following the Effective Time, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate or Book-Entry Share shall look solely to Parent and the Surviving Corporation for any amounts to which such holder may be due, subject to applicable law.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of the shares of Company Common Stock and Company Series A Preferred Stock for the Merger Consideration.

1.9           No Liability.  None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Company Stock (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

1.10           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Exchange Agent, the posting by such person of a bond in such reasonable amount as Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, applicable certificates representing shares of Parent Common Stock and any cash in lieu of fractional shares pursuant to Section 1.6(a)(ii) and, if applicable, certificates representing Contingent Value Rights and any amounts due pursuant to Section 1.12 hereof, deliverable in respect thereof pursuant to this Agreement.

1.11           Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Series A Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the Company Series A Preferred Stock, as applicable, in respect of which such deduction and withholding was made.

1.12           Distributions with Respect to Unexchanged Shares.  No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates or Book-Entry Shares until such holders surrender such Certificates or Book-Entry Shares for exchange as provided for herein.  Upon the surrender of such Certificates and Book-Entry Shares in accordance with Section 1.8, there shall be paid to such holders, promptly after such surrender in addition to the applicable Merger Consideration as provided in Section 1.6 (including any cash paid or other distributions pursuant to Section 1.6(a)(ii)), (i) the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time and not paid because of the failure to surrender such Certificates or Book-Entry Shares for exchange, and (ii) at the appropriate payment date, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

1.13           Additional Shares.

(a)           Not later than five business days after the Closing Date, Parent shall deliver to the Stockholder Representative, a certificate setting forth the calculation of the Exchange Ratio (“Parent’s Report”).

(b)           If within thirty (30) days upon delivery of Parent’s Report, Stockholder Representative has not given written notice of its objection to such report (which notice shall state in reasonable detail the basis of Stockholder Representative’s response or objection), then such Parent’s Report shall be binding.  If Stockholder Representative gives Parent a written objection and if the parties fail to resolve the issues outstanding with respect to such report within a period of thirty (30) days after notification of rejection, the parties shall submit the issues remaining in dispute to an independent public accounting firm (the “Independent Accountant”) acceptable to the parties for resolution.  The parties agree to execute such engagement or similar letter as reasonably requested by the Independent Accountant.  If issues are submitted to the Independent Accountant for resolution, the parties shall or cause to be furnished to the Independent Accountant such work papers and other documents and information related to those disputed issues as the Independent Accountant may request and are available to that party or its representatives before the opportunity to present to the Independent Accountant any material related to the disputed issues and discuss the issues with the Independent Accountant.  Parent and the Stockholder Representative shall use their commercially reasonable efforts to cause the Independent Accountant to make a determination within thirty days of accepting its selection.

(c)           The decision of the Independent Accountant shall be final, binding and conclusive resolution of the parties’ dispute, shall be non-appealable and shall not be subject to further review.

(d)           Parent will bear one hundred percent (100%) of the fees and costs of the Independent Accountant for such determination; provided, however, that in the event that the Independent Accountant determines pursuant to Section 1.13(b) that Parent’s Report, as submitted pursuant to Section 1.13(a), is correct, then the fees and costs of the Independent Accountant (the “Accountant Fees”) shall be paid by Parent to the Independent Accountant and to the extent so paid shall be set off against the number of shares of Parent Common Stock issuable pursuant to Section 1.13(g), on a pro rata basis and if no additional shares are issued, pursuant to Section 1.13(g), Parent shall be able to offset such amount against any CVR Shares (as defined in the CVR Agreement) that may be issued pursuant to the CVR Agreement, in each case in accordance with the following sentences.  The aggregate number of shares issuable pursuant to Section 1.13(g) shall be reduced by an amount equal to the quotient obtained by dividing the Accountant’s Fees by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date on which the right to set off arises pursuant to the immediately preceding sentence.   To the extent the quotient calculated pursuant to the immediately preceding sentence is less than the amount of the Accountant’s Fees payable by the former stockholders of the Company (such deficient amount, the "Accountant’s Fees Deficiency”), the number of CVR Shares issuable pursuant to the CVR Agreement share be reduced in the aggregate by an amount equal to the quotient obtained by dividing the Accountant’s Fees Deficiency by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date on which the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio, as applicable, are finally determined.

(e)           Upon delivery of Parent’s Report, Parent will provide the Stockholder Representative and its accountants and advisors access to (i) Parent’s Chief Financial Officer for questions, and (ii) the books and records of the Surviving Corporation (including any work papers used to prepare Parent’s Report) and such other information requested by such persons, in each case to the extent reasonably necessary related to the Stockholder Representative’s evaluation of a Parent’s Report and the calculations thereof.

(f)           As promptly as practicable after Parent’s Report becomes final pursuant to this Section 1.13, Parent shall cause to be mailed a notice to each former holder of record of Company Common Stock who surrenders Certificates or Book-Entry Shares pursuant to Section 1.8 specifying the amount of the Exchange Ratio and the number of any additional shares of Parent Common Stock, if any, issuable to such holders pursuant to this Agreement.

(g)           In the event that the Exchange Ratio is greater than the Minimum Exchange Ratio, as finally determined pursuant to this Section 1.13, then Parent and Exchange Agent shall cause to be issued and delivered, within thirty days of such final determination, to each former holder of record of Company Common Stock that surrenders Certificates or Book-Entry Shares pursuant to Section 1.8, (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates or Book-Entry Shares surrendered pursuant to Section 1.8 shall have been converted pursuant to the provisions of this Agreement applying the Exchange Ratio (as opposed to the Minimum Exchange Ratio) under Section 1.6(a)(i) less any shares of Parent Common Stock issued and delivered to such holder in accordance with clause (a) of  the third sentence of Section 1.8 hereof; (ii) any cash in lieu of fractional shares pursuant to Section 1.6(a)(ii) hereof; and (iii) a check in the amount of any cash due pursuant to Section 1.12 hereof.

1.14           Appointment of Stockholder Representative.

(a)           The (i) adoption of the Merger Agreement by the former holders of record of Company Common Stock, and (ii) any exercise of the Company Warrants by the holders thereof (such holders, together with the former stockholders of record of the Company, the “Former Company Stockholders”), shall constitute by each such person, respectively, the authorization, designation and appointment of the Stockholder Representative, in each case to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Former Company Stockholders by the consent of the Former Company Stockholders and as such is hereby authorized and directed to (a) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Former Company Stockholders and making any and all determinations required by this Agreement) which may be required in carrying out his duties under this Agreement, (b) give notices and communications on behalf of the stockholder as set forth in this Agreement, (c) exercise such other rights, power and authority as are authorized, delegated and granted to the Stockholder Representative under this Agreement and hereby, and (d) exercise such rights, power and authority as are incidental to the foregoing, and any decision or determination made by the Stockholder Representative consistent therewith shall be absolutely and irrevocably binding on each Former Company Stockholder as if such stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Former Company Stockholder’s individual capacity.

(b)           The Stockholder Representative shall not be liable, in any manner or to any extent, for any mistake or fact or error of judgment or for any acts or omissions by it of any kind, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct or gross negligence.  The Former Company Stockholders shall jointly and severally indemnify the Stockholder Representative and hold it harmless against any and all liabilities incurred by it, except for liabilities incurred by the Stockholder Representative resulting from its own willful misconduct or gross negligence, provided, however, that any indemnification obligations of the Former Company Stockholders shall be satisfied solely out of the shares of Parent Common Stock issuable pursuant to Section 1.13 of this Agreement and the CVR Shares issuable under the CVR Agreement, in each case only to the extent such shares of Parent Common Stock and CVR Shares were not issued prior to the time such indemnification obligation arises.  The Stockholder Representative shall be entitled to receive a number of shares of Parent Common Stock and CVR Shares equal to the quotient obtained by dividing the amount of the indemnification obligation referenced in the immediately preceding sentence by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of issuance of shares of Parent Common Stock pursuant to Section 1.13 hereof, and, in the case of CVR Shares, the date of issuance of such shares pursuant to the CVR Agreement.

(c)           A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Former Company Stockholders and shall be final, binding and conclusive upon each such Holder, and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Former Company Stockholder.

ARTICLE II -  REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as set forth on Schedule C hereto delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent, or (ii) as a result of any actions taken or not taken by the Company or any Company Subsidiary (as defined herein) in accordance with or pursuant to the Plan (as defined herein), the Company hereby makes the following representations and warranties to Parent and Merger Sub:

2.1           Organization and Qualification.

(a)           Each of the Company and each Company Subsidiary (as defined in Section 2.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted, except where any such failure to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined herein).  Each of the Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole, provided, however, that a Company Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (ii) generally affecting any of the industries in which the Company or the Company Subsidiaries operate, (iii) resulting from the announcement of this Agreement, (iv) resulting from changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof, (v) resulting from any actions taken pursuant to or in accordance with the terms of this Agreement or the Plan (as defined herein) (including without limitation, Section 4.1(c)) or at the request of, or with the approval by, Parent (collectively, “Permitted Actions”), (vi) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, (vii) resulting from any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (viii) resulting from a decline in the price of the Company Common Stock on the Bulletin Board Market (it being understood that the facts or occurrences giving rise or contributing to such decline that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect).

(b)           The Company has previously provided or made available to Parent true, correct and complete copies of the charter and bylaws or other organizational documents of the Company and each Company Subsidiary as in effect on the date of this Agreement, and none of Company or any Company Subsidiary is in violation of any provisions of such documents, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.2           Authority to Execute and Perform Agreements.  The Company has the corporate power and authority to enter into, execute and deliver this Agreement, and, subject to receipt of the Company Requisite Vote (as defined herein), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  No other corporate proceeding on the part of the Company is necessary to consummate the transactions contemplated hereby other than the adoption of this Agreement by the requisite holders of Company Common Stock and, depending on the date and terms of issuance of the Company Series A Preferred Stock, the requisite holders of Company Series A Preferred Stock (and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.  The only vote of Company stockholders required to adopt this Agreement is (i) the affirmative vote of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and (ii) depending on the date and terms of issuance of the Company Series A Preferred Stock, the affirmative vote of a majority of the outstanding shares of Company Series A Preferred Stock to adopt this Agreement ((i) and (ii) collectively, the “Company Requisite Vote”).

2.3           Capitalization and Title to Shares.

(a)           The authorized capital stock of the Company consists of (i) 450,000,000 shares of Company Common Stock, and (ii) 50,000 shares of undesignated preferred stock, par value $0.000001 per share (“Company Preferred Stock”).  As of February 29, 2008, (A) 137,561,227  shares of Company Common Stock were issued and outstanding (which amount includes outstanding shares issued under Company Restricted Share Awards), (B) no shares of Company Preferred Stock were issued an outstanding and (C) no shares are issued and held in the treasury of the Company.  All of the issued and outstanding shares of Company’s Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Prior to the Effective Time, up to 50,000 shares of Company Series A Preferred Stock will be issued and outstanding and such shares will be duly authorized, validly issued, fully paid and nonassessable.

(b)           The Company has reserved 27,000,000 shares of Company Common Stock for issuance pursuant to all Company Options.  As of February 29, 2008, Company Options to purchase 8,233,635 shares of Company Common Stock were outstanding.  Section 2.3(b) of the Company Disclosure Schedule sets forth with respect to each Company Option outstanding as of February 29, 2008, (i) the number of shares of Company Common Stock issuable therefor and (ii) the purchase price payable therefor upon the exercise of each such Company Option.  True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.3(b) have been furnished previously or otherwise made available to Parent.

(c)           The Company has reserved 27,000,000 shares of Company Common Stock for issuance pursuant to all shares of Company Common Stock subject to restricted stock awards granted under the Company Stock Plan or otherwise (including (i) any “Bonus Restricted Shares” issued pursuant to that certain Employment Agreement, dated June 8, 2007, by and between the Company and David C. McCourt; (ii) any Company Non-accelerated Restricted Stock Awards; and (iii) any Company Accelerated Restricted Stock) (collectively, "Company Restricted Stock Awards").  As of February 29, 2008, 17,108,500 shares of Company Common Stock were subject to Company Restricted Stock Awards.  Section 2.3(c) of the Company Disclosure Schedule sets forth each Restricted Stock Award outstanding as of February 29, 2008, and the number of shares of Company Common Stock subject to the award.  The Company has reserved 2,500,000 shares of Company Common Stock for issuance pursuant to all Company RSUs.  As of February 29, 2008, 1,250,000 shares of Company Common Stock were subject to Company RSUs.  Section 2.3(c) of the Company Disclosure Schedule sets forth each Company RSU outstanding as of February 29, 2008, and the number of shares of Company Common Stock subject to the award.  True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.3(c) have been furnished previously or otherwise made available to Parent.

(d)           As of February 29, 2008, warrants to acquire 39,433,273 shares of Company Common Stock were issued and outstanding (“Company Warrants”), which includes 22,726,400 Company 2007 Warrants.  Section 2.3(d) of the Company Disclosure Schedule includes a true and complete list of all outstanding Company Warrants.

(e)           Except for (i) shares indicated as issued and outstanding on February 29, 2008 in Section 2.3(a) and (ii) shares issued after February 29, 2008, upon (A) the exercise of outstanding Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, (B) the vesting of outstanding Company Restricted Stock Awards and Company RSUs listed in Section 2.3(c) of the Company Disclosure Schedule, or (C) the exercise of outstanding Company Warrants listed in Section 2.3(d) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time, except as set forth in Section 2.3(e) of the Company Disclosure Schedule, there will not be, any shares of Company Common Stock issued and outstanding.

(f)           Other than Company Options listed in Section 2.3(b) of the Company Disclosure Schedule, the Company Restricted Stock Awards listed in Section 2.3(c) of the Company Disclosure Schedule, the Company RSUs listed in Section 2.3(c) of the Company Disclosure Schedule, and the Company Warrants listed in Section 2.3(d) of the Company Disclosure Schedule, and except as set forth in Section 2.3(f) of the Company Disclosure Schedule, there are not, as of the date of this Agreement, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement.  Except as set forth in Section 2.3(f) of the Company Disclosure Schedule, to the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company.

(g)           The Company has no outstanding bonds, debentures, notes or other indebtedness, which have the right to vote on any matters on which stockholders may vote or which have the right to be converted into Company Common Stock or Company Preferred Stock.

2.4           Company Subsidiaries.

(a)           Section 2.4(a) of the Company Disclosure Schedule sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary, (i) the jurisdiction in which each is incorporated or organized and (ii) the jurisdictions, if any, in which it is qualified to do business.  All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims.  As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiaries.

(b)           There are not as of the date of this Agreement, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement.  To the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary, other than as noted in Section 2.2 hereof.

(c)           There are not as of the date of this Agreement any Company Joint Ventures.  The term “Company Joint Venture” means any corporation or other entity (including partnerships, limited liability companies and other business associations) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

2.5           SEC Reports; Sarbanes-Oxley Act.  The Company previously has filed with the Securities and Exchange Commission (the “SEC”) its (i) Annual Report on Form 10-KSB for the year ended February 28, 2007 (the “Company 10-K”), as amended, (ii) its quarterly report on Form 10-QSB for its fiscal quarters ended November 30, 2007, August 31, 2007 and May 31, 2007, and (iii) all other documents required to be filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 1, 2005 (all such forms, reports, statements, certificates and other documents filed since March 1, 2005, including any amendments thereto, collectively, the “Company SEC Reports”).  As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports complied, and each of the Company SEC Reports filed by the Company between the date of this Agreement and the Closing Date will comply, in all material respects, with the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), as the case may be.  As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports did not, or in the case of the Company SEC Reports filed by the Company on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Reports has been amended or superseded by a later Company SEC Report filed prior to the date of this Agreement.  Since March 1, 2005, the Company has filed with the SEC all reports required to be filed by it under the Exchange Act.  No Company Subsidiary is required to file any form, report or other document with the SEC.  There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report and to the Company’s knowledge the applicable executive officers anticipate making such certifications in the Company’s Annual Report on Form 10 KSB for the year ended February 29, 2008.  The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand since March 1, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.  To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

2.6           Financial Statements.  As of the dates on which they were filed or amended prior to the date of this Agreement in the Company SEC Reports filed prior to the date of this Agreement, the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in such Company SEC Reports (i) were prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-QSB of the Exchange Act) and (ii) fairly presented, in all material respects (except as may be indicated in the notes thereto and subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that would not be reasonably expected to be material in amount), the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments).

2.7           Absence of Undisclosed Liabilities.  The Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than liabilities (i) adequately reflected, accrued or reserved against on the Company Balance Sheet (as defined herein), (ii) included in Section 2.7 of the Company Disclosure Schedule, (iii) incurred since November 30, 2007, in the ordinary course of business consistent with past practice, or (iv) which have been discharged or paid in full prior to the date of this Agreement.  The consolidated, unaudited balance sheet of the Company as of November 30, 2007 is referred to herein as the “Company Balance Sheet.”

2.8           Absence of Adverse Changes.  Since February 28, 2007 through the date of this Agreement, except as contemplated by this Agreement, whether taken before or after the date of this Agreement (including any actions taken pursuant to the Plan (as defined herein)) (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any change, event or circumstance that has had a Company Material Adverse Effect.

2.9           Compliance with Laws.

(a)           The Company and each of the Company Subsidiaries have all required franchises, tariffs, grants, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, accreditation, approvals, orders and authorizations of any Governmental Entity (defined in Section 2.9(b)) necessary for the Company and each of the Company Subsidiaries to operate and use their properties and assets and to conduct their businesses as presently operated, used and conducted (“Company Permits”) other than those the failure of which to possess would not have a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries has received written notice from any Governmental Entity or third party that any Company Permit is subject to any adverse action, including but not limited to, suspension, termination, revocation or withdrawal, except where the failure to have any such Company Permit or the receipt of such notice would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.  The Company and each of the Company Subsidiaries is in compliance with the terms of the Company Permits, as applicable, except for such failures to comply that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company and the Company Subsidiaries are not in violation of any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether local, state, federal or foreign (a “Governmental Entity”), applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties are bound, except for violations of any of the foregoing which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.10           Actions and Proceedings.  There are no outstanding orders, judgments, injunctions, decrees or other requirements of any Governmental Entity against the Company, any Company Subsidiary or any of their respective assets or properties, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect.  There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their respective securities, assets or properties, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.11           Contracts and Other Agreements.

(a)           Neither the Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-KSB, Form 10-QSB or Form 8-K of the SEC, which is not so disclosed.  All of such contracts and other agreements and all of the contracts required to be set forth in Section 2.11 of the Company Disclosure Schedule (“Company Material Contracts”) are valid, subsisting, in full force and effect, binding upon the Company or the Company Subsidiary party thereto, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There is no default under any Company Material Contract by the Company or any of the Company Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Correct and complete copies of the Company Material Contracts have been previously provided to Parent.

(b)           Section 2.11(b) of the Company Disclosure Schedule sets forth a list of the following contracts and other agreements to which the Company or any Company Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

(i)           any agreement (A) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (B) providing for the payment or receipt by the Company or a Company Subsidiary of milestone payments or royalties, or (C) that individually requires aggregate expenditures by the Company and/or any Company Subsidiary in any one year of more than $50,000;

(ii)           any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $50,000;

(iii)           any agreement of surety, guarantee or indemnification that involves potential obligations in excess of $50,000;

(iv)           any agreement that limits or restricts the Company or any Company Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area except for and any such Material Contract that may be canceled without any penalty or other liability to the Company or any of the Company Subsidiaries upon notice of 30 days or less;

(v)           any interest rate, equity or other swap or derivative instrument; or

(vi)           any agreement obligating the Company to register securities under the Securities Act.

(c)           Except as disclosed on Section 2.11(c) of the Company Disclosure Schedule, no executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 1% of a class of securities of a publicly traded company) has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

2.12           Properties.

(a)           Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries, as applicable, has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of the Company Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all liens except Permitted Company Encumbrances.  “Permitted Company Encumbrances” means (a) mechanics’, materialmen’s, carrier’s, repairer’s and other statutory liens arising or incurred in the ordinary course of business and that are not yet delinquent or are being contended in good faith; (b) liens for taxes assessments or other governmental charges not yet due and payable; (c) defects or imperfections of title in the nature of easements, covenants, conditions, encumbrances, restrictions, rights of way and similar matters affecting title as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (d) zoning, building codes and other land use laws regulating the use or occupancy of the Company Leased Property (defined in Section 2.12(b)) or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Leased Property; and (e) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company.

(b)           Section 2.12(b) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all material real property leased, subleased or licensed by the Company or any of the Company Subsidiaries (as lessor, sublessor, landlord, sublandlord or licensor, or lessee, sublessee, tenant, subtenant or licensee, as the case may be) (collectively, “Company Leased Property”) pursuant to which the Company or any of the Company Subsidiaries (and all of its and their sublessees and licensees) uses or occupies the Company Leased Property (all leases, subleases, licenses, sublicenses and other agreements with respect to such use or occupancy, including all master or ground leases), and all amendments, modifications and extensions thereof being referred to collectively as “Company Leases.”  The Company has made available to the Parent correct and complete copies of all Company Leases and, to the knowledge of the Company, there are no material oral agreements, promises or understandings with respect to any Company Leased Property, which is subject to a Company Lease.

(c)           Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Lease is valid and binding on the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect; (B) there is no breach or default under any Lease by the Company or the Company Subsidiary party thereto or, to the knowledge of the Company, any other party thereto, and neither the Company nor any of the Company Subsidiaries has received any written communication from, or given any written communication to, any other party to the Company Lease or any lender, alleging that the Company or any of the Company Subsidiaries or such other party, as the case may be, is or may be in default (and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Company Lease by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto); and (C) the Company or the Company Subsidiary party to each Company Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Company Lease, free and clear of all liens except Permitted Company Encumbrances, and is in possession of the properties purported to be leased or licensed thereunder.

(d)           None of the Company or any of the Company Subsidiaries owns any real property or has any options or rights or obligations to purchase, rights of first refusal, rights of first negotiation or rights of first offer to purchase, any real property.

2.13           Intellectual Property.

(a)           Schedule 2.13 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material patents and patent applications; registered trademarks, service marks and trade names; registered domain names; and registered copyrights that are owned by the Company or any of the Company Subsidiaries and used by the Company or any of its Subsidiaries in the business of the Company and the Company Subsidiaries.

(b)           Except as set forth on Section 2.13 of the Company Disclosure Schedule:

(i)           except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the Company and/or the Company Subsidiaries (A) exclusively own the Company Intellectual Property, or (B) license, sublicense or otherwise possess legally enforceable rights to use all Company Intellectual Property that it does not so own, in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens granted by the Company, other than Permitted Liens, and as are reasonably necessary for their businesses as currently conducted;

(ii)           to the knowledge of the Company, neither the operation of the business of the Company or any of the Company Subsidiaries, nor any activity of the Company or any of the Company Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any third party;

(iii)           to the knowledge of the Company, the Company Intellectual Property is not being infringed or misappropriated by any third party.

(iv)           the Company and the Company Subsidiaries have taken reasonable measures and efforts to protect and maintain the confidentiality of any know-how, trade secrets, confidential information or proprietary information owned by the Company or any of the Company Subsidiaries;

(v)           the Company and the Company Subsidiaries are not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Company Intellectual Property and, no third party has alleged in writing during the two (2) year period prior to the date hereof that any of the operation of the Company Intellectual Property, the operation of the business of the Company or any of the Company Subsidiaries, or any activity of the Company or any of the Company Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any third party;

(vi)           except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee or consultant of the Company or any of its Subsidiaries owns any material rights in or to any Intellectual Property created in the scope of such employee’s employment or consultant’s engagement by, as applicable, with the Company or any of the Company Subsidiaries;

(vii)           except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the transactions contemplated by this Agreement will not adversely affect the Company’s or the Company Subsidiaries’ or the Surviving Corporation’s right, title and interest in and to the Company Intellectual Property; and

(viii)                      all patents, patent applications and registrations for trademarks, service marks and copyrights which are held by the Company or any of the Company Subsidiaries and which are material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, are subsisting, have been duly maintained (including the payment of maintenance fees), and have not expired or been cancelled.

(c)           For purposes of this Agreement,

(i)           “Intellectual Property” means (i) rights in patents, inventions, copyrights in both published and unpublished works, works of authorship, software, trademarks, service marks, domain names, trade dress, trade secrets, (ii) registrations and applications to register any of the foregoing in any jurisdiction, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (iv) other tangible or intangible proprietary or confidential information and materials, and (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.

(ii)           “Company Intellectual Property” means all Intellectual Property owned by the Company or any of the Company Subsidiaries or used by the Company or any of the Company Subsidiaries in the business of the Company and the Company Subsidiaries.

2.14           Insurance.  Section 2.14 of the Company Disclosure Schedule sets forth a true and correct list of all material insurance policies and binders held by or on behalf of the Company and the Company Subsidiaries.  Such policies and binders (i) are in full force and effect, (ii) are in material conformity with the requirements of all leases or other agreements to which the Company or the relevant Company Subsidiary is a party and (iii) to the knowledge of the Company, are valid and enforceable in accordance with their terms, except where the failure to be valid and enforceable would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is in material default with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion.  There are no material outstanding unpaid claims under any such policy or binder.  As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder.

2.15           Tax Matters.  Except as set forth in Section 2.15 of the Company Disclosure Schedule:

(a)           For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, custom chattels, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments of any kind whatsoever, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

(b)           All Tax Returns required to be filed on or before the date hereof by or with respect to the Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law.  All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid.  The Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

(c)           There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

(d)           No audit is currently pending with respect to any Tax Return of the Company or the Company Subsidiaries.  No deficiency for any Taxes has been proposed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid in full.

(e)           There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period.  The Company has delivered to Parent complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Company or the Company Subsidiaries.

(f)           With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in the Company’s books and records.

(g)           Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Form W-2 and 1099 or corresponding foreign reports required with respect thereto have been properly completed and timely filed.

(h)           Other than with respect to the consolidated group of which the Company is the parent, the Company and the Company Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement.  Other than with respect to the consolidated group of which the Company is the parent, neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(i)           Neither the Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j)           Neither the Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)           The Company has made available to Parent correct and complete copies of all state sales and use Tax Returns filed for the Company and each of the Company Subsidiaries and each of the Company’s and the Company Subsidiaries’ predecessor entities, if any, filed since December 31, 2004.  The Company has also made available to Parent correct and complete copies of all material examination reports received and all statements of deficiencies assessed against, or agreed to, by the Company or any of the Company Subsidiaries or their predecessor entities with respect to such Tax Returns described in the preceding sentence.

(l)           Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)           change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)           intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)           installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)           prepaid amount received on or prior to the Closing Date.

2.16           Employee Benefit Plans.

(a)           Section 2.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consultancy, non-compete, severance, termination, change of control, or similar agreement, contract, plan, arrangement or policy and each other contract, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock-related rights or other forms of incentive or deferred compensation, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits and any summary plan descriptions) which covers any current employee or former employee, director or consultant of the Company or the Company Subsidiaries or its ERISA Affiliates or any of their dependents, with respect to which the Company or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “Company Employee Plan” and collectively, the “Company Employee Plans”).  A copy of each such Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or a description of each Company Employee Plan that is unwritten, has been made available to Parent together with the most recent annual report (Form 5500 including, where applicable, all schedules and actuarial and accountants’ reports) and Tax Return (Form 990) prepared in connection with any such plan or trust.

(b)           Section 2.16(b) of the Company Disclosure Schedule contains a list of all severance payments payable by the Company in connection with the termination of any current employee or consultant of the Company or any Company Subsidiary, including any amounts, to the Company's knowledge, arising under statutory obligations and any applicable notice periods.

(c)           No Company Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.

(d)           No Company Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA (a “MEWA”) or a multiple employer plan as defined in Section 413(c) of the Code. Neither the Company, any of the Company Subsidiaries nor any of their ERISA Affiliates has (i) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); or (ii) to the knowledge of the Company, ever maintained a Company Employee Plan which was ever subject to the laws of any jurisdiction outside of the United States.

(e)           Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”) is so qualified and the plan as currently in effect has received a favorable determination or opinion letter to that effect from the Internal Revenue Service, no such determination or opinion letter has been revoked and revocation has not been threatened, and to the Company’s knowledge, there is no reason why any such determination or opinion letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Company Qualified Plan. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan with such exceptions as would not have or be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(l) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code and the regulations, guidance and notices issued thereunder. The Company has complied in all material respects with the reporting and wage withholding requirements under Section 409A of the Code and applicable IRS guidance. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of its ERISA Affiliates of any excise Taxes under Sections 4972, 4975,4976, 4977,4979, 4980B, 4980D, 4980E or 5000 of the Code or any penalty or tax under Section 5.02(i) of ERISA except for any such payment or assessment as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(f)           There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits or other retiree benefits for any person, retired, former or current employees of the Company or the Company Subsidiaries, except as required by applicable law or under Section 4980B of the Code (“COBRA”). No condition exists that would prevent the Company or any of its ERISA Affiliates from amending or terminating any Company Employee Plan providing health or medical benefits in respect of any current or former employees of the Company or the Company Subsidiaries. None of the Company, any of the Company Subsidiaries, or any Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law and there has been no communication to current or former employees by the Company or any of the Company Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(g)           All contributions and payments due under each Company Employee Plan, determined in accordance with GAAP, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Company practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to each Company Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP on the Company’s financial statements.

(h)           Section 2.16(h) of the Company Disclosure Schedule lists all contracts and agreements between the Company and David C. McCourt.

(i)           No employee, consultant or former consultant or employee of the Company or any of the Company Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit or any other payment, as a result of the transactions contemplated hereby alone or together with any other event. Except as set forth on Section 2.16(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of the Company Subsidiaries, or could limit the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. There is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of the Company Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event. The information set forth on Section 2.16(g)(ii) of the Company Disclosure Schedule regarding severance arrangements for certain executive officers and certain other executives of the Company is true and correct in all material respects.

(j)           No “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that are not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Company, threatened against any Company Employee Plan or (ii) involving the Company’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Entity.

(k)           There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Company, threatened against any Company Employee Plan, (ii) pending or, to the knowledge of the Company, threatened involving the Company’s or any of the Company Subsidiaries’ classification of individuals as either employees or independent contractors, (iii) pending or, to the knowledge of the Company, threatened involving the Company’s or any of the Company Subsidiaries’ classification of Employees as exempt or non-exempt for purposes of wage and hour laws, rules or regulations, or (iv) pending or, to the knowledge of the Company, threatened under any workers compensation policy or long-term disability policy, in each case, before or by any arbitrator or any Governmental Entity other than routine claims for benefits payable under any such policy.

2.17           Employee Relations.

(a)           The Company and the Company Subsidiaries, collectively, have the employees and consultants listed on Schedule 2.17 of the Company Disclosure Schedule.  Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees.  Except as disclosed in Section 2.17 of the Company Disclosure Schedule, upon termination of the employment of any employees, none of the Company, the Company Subsidiaries nor Parent shall be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than their accrued salary, vacation or sick pay in accordance with normal policies).  Schedule 2.17 of the Company Disclosure Schedule list all current directors, officers, employees and consultants of the Company and the Company Subsidiaries including, in each case, name, current job title and annual rate of base compensation, minimum employment or contract terms and termination notice requirement.

(b)           The Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except in each case of clauses (i) through (iv) where the failure or liability would not be reasonably expected to have a Company Material Adverse Effect.

(c)           No work stoppage or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened.  Neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to the Company.  Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar foreign law that would, directly or indirectly result in material liability to the Company.  Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 2.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary.  No union organizing campaign or activity with respect to non-union employees of the Company or any Company Subsidiary is ongoing, pending or, to the knowledge of the Company, threatened.

2.18           No Breach. Except as set forth in Section 2.18 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any instrument, contract or other agreement to which the Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) assuming that all consents, approvals, authorizations and other actions described in subsection (v) have been obtained and all filings and obligations in subsection (v) have been made or complied with, violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any Governmental Entity applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger or (C) any filings with the SEC or the NASDAQ Stock Market, (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, or (vii) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from clauses (ii) through (vi) where (x) any such violations, breaches, defaults or encumbrances, (y) any failure to obtain such permits, authorizations, consents or approvals, or (z) any failure to make such filings, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially interfere with the ability of the Company to consummate the transactions contemplated hereby.

2.19           Board Approvals; Takeover Statutes.

(a)           At a meeting duly called and held, the Company’s Board of Directors unanimously (i) approved and adopted the Agreement and declared its advisability in accordance with the provisions of the DGCL; (ii) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and the Company’s shareholders; and (iii) directed, subject to Section 4.4(c), that this Agreement be submitted to the Company’s shareholders for their adoption and resolved to recommend that the shareholders vote in favor of the adoption of this Agreement.

(b)           Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Sections 3.22 and 3.23, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

2.20           Financial Advisor.

(a)           The Board of Directors of the Company has received the opinion of Houlihan Smith & Company Inc. (“Houlihan”), dated on or about the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion has been made available to Parent.

(b)           No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company.

2.21           Proxy Statement and Registration Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined herein) and the Joint Proxy Statement/Prospectus (as defined herein) will, (i) at the time it is declared effective under the Securities Act, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of the Company, (iii) at the time of the Company Stockholders’ Meeting, and (iv) at the Effective Time (with respect to the Registration Statement only), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not false or misleading.  If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiaries, or their respective officers and directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by Parent or any of its representatives, which is contained in the Registration Statement or the Joint Proxy Statement/Prospectus.  All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE III -  REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth on Schedule D delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent, Parent and Merger Sub hereby make the following representations and warranties to the Company:

3.1           Organization and Qualification.

(a)           Each of Parent and each Parent Subsidiary (as defined in Section 3.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted, except where any such failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined herein).  Each of Parent and each Parent Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Parent Material Adverse Effect.  “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of Parent and the Parent Subsidiaries taken as a whole, provided, however, that a Parent Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (ii) generally affecting any of the industries in which Parent or the Parent Subsidiaries operate, (iii) resulting from the announcement of this Agreement, (iv) resulting from changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof, (v) resulting from any actions taken pursuant to or in accordance with the terms of this Agreement, (vi) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, (vii) resulting from any failure by the Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), or (viii) resulting from a decline in the price of the Parent Common Stock on the NASDAQ Capital Market (it being understood that the facts or occurrences giving rise or contributing to such decline that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect).

Parent has previously provided or made available to the Company true, correct and complete copies of the charter and bylaws or other organizational documents of Parent and each Parent Subsidiary as in effect on the date of this Agreement, and none of Parent or any Parent Subsidiary is in violation of any provisions of such documents, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.2           Authority to Execute and Perform Agreements. The Parent and the Merger Sub each have the corporate power and authority to enter into, execute and deliver this Agreement, and, subject to receipt of the Parent Requisite Vote (as defined herein), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Each of (i) the Board of Directors of Parent and (ii) the Board of Directors of the Merger Sub, has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and immediately after the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, will approve and adopt this Agreement.  No other corporate proceeding on the part of the Parent or Merger Sub is necessary to consummate the transactions contemplated hereby other than the approval of the Charter Amendment, the Share Issuance and the CVR Issuance by the requisite holders of Parent Common Stock (and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly executed and delivered by Parent and the Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and the Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.  The only vote of Parent stockholders required to approve (i) the Charter Amendment is an affirmative votes of a number of outstanding shares of Parent Common Stock in favor of the Charter Amendment that exceeds the number of votes of outstanding shares of Parent Common Stock against the Charter Amendment and (ii) the Share Issuance and the CVR Issuance is the affirmative vote of a majority of the votes cast by outstanding shares of Parent Common Stock (the requisite votes to approve required by clauses (i) and (ii) collectively, the “Parent Requisite Vote”).

3.3           Capitalization and Title to Shares.

(a)           The authorized capital stock of Parent consists of (i) 75,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 700,000 shares are currently designated Series A-10 Preferred Stock.  As of May 9, 2008, (A) 42,343,326 shares of Parent Common Stock were issued and outstanding and (B) 74,841 shares of Series A-10 Preferred Stock, convertible into 748,410 shares of Parent Common Stock, were issued and outstanding.  All of the issued and outstanding shares of Parent’s Common Stock and Parent’s Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)           The Parent has reserved 14,646,528 shares of Parent Common Stock for issuance pursuant to all of the options to purchase Parent Common Stock issued or issuable pursuant to Parent's stock option and similar plans (the "Parent Options").  As of March 31, 2008, Parent Options to purchase 11,806,528 shares of Parent Common Stock were outstanding.  Section 3.3(b) of the Parent Disclosure Schedule sets forth with respect to each Parent Option outstanding as of March 31, 2008, (i) the number of shares of Parent Common Stock issuable therefor and (ii) the purchase price payable therefor upon the exercise of each such Parent Option.  True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(b) have been furnished previously to Company.  Except as indicated in Section 3.3(b) of the Parent Disclosure Schedule, Parent is not obligated to accelerate the vesting of any Parent Options as a result of the Merger.

(c)           As of March 31, 2008, warrants to purchase 2,857,535 shares of Parent Common Stock were outstanding (“Parent Warrants”).  Section 3.3(c) of the Parent Disclosure Schedule includes a true and complete list of all outstanding Parent Warrants.

(d)           Except for (i) shares indicated as issued and outstanding on March 31, 2008 in Section 3.3(a), and (ii) shares issued after March 31, 2008, upon (A) the exercise of outstanding Parent Options listed in Section 3.3(b) of the Parent Disclosure Schedule; (B) the exercise of outstanding Parent Warrants listed in Section 3.3(c) of the Parent Disclosure Schedule; or (C) the exercise of other outstanding convertible securities or other agreement to issue Parent Common Stock listed on Section 3.3(e) of the Parent Disclosure Schedule, there are not as of the date hereof, and at the Effective Time, except as set forth in Section 3.3(e) of the Parent Disclosure Schedule, there will not be, any shares of Parent Common Stock issued and outstanding.

(e)           Other than Parent Options listed in Section 3.3(b) of the Parent Disclosure Schedule and the Parent Warrants listed in Section 3.3(d) of the Parent Disclosure Schedule, and except as set forth in Section 3.3(e) of the Parent Disclosure Schedule, there are not, as of the date of this Agreement, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments of any nature whatsoever obligating Parent to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Parent or obligating Parent to grant, extend or enter into any such agreement.  Except as set forth in Section 3.3(e) of the Parent Disclosure Schedule, to the knowledge of Parent, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company.

(f)           The Parent has no outstanding bonds, debentures, notes or other indebtedness, which have the right to vote on any matters on which stockholders may vote.

3.4           Parent Subsidiaries.

(a)           Section 3.4(a) of the Parent Disclosure Schedule sets forth the name of each Parent Subsidiary, and with respect to each Parent Subsidiary, (i) the jurisdiction in which each is incorporated or organized and (ii) the jurisdictions, if any, in which it is qualified to do business.  All issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly by the Parent free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, “Parent Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Parent or any Parent Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Parent or by any Parent Subsidiary, or by the Parent and one or more Parent Subsidiaries.

(b)           There are not as of the date of this Agreement, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Parent Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to grant, extend or enter into any such agreement. To the knowledge of the Parent, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Parent Subsidiary, other than as noted in Section 3.2 hereof.

(c)           Section 3.4(c) of the Parent Disclosure Schedule sets forth, for each Parent Joint Venture, the interest held by the Parent and the jurisdiction in which such Parent Joint Venture is organized.  Interests in Parent Joint Ventures held by the Parent are held directly by the Parent, free and clear of any charges, liens, encumbrances, security interest or adverse claims.  The term “Parent Joint Venture” means any corporation or other entity (including partnerships, limited liability companies and other business associations) that is not a Parent Subsidiary and in which the Parent or one or more Parent Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

3.5           SEC Reports; Sarbanes-Oxley Act.  Parent previously has filed with the SEC its (i) Annual Report on Form 10-KSB for the year ended September 30, 2007 (the “Parent 10-K”), as amended, (ii) its quarterly report on Form 10-QSB for its fiscal quarters ended December 31, 2007 and March 31, 2008, and (iii) all other documents required to be filed by Parent with the SEC under the Exchange Act since October 1, 2006 (all such forms, reports, statements, certificates and other documents filed since October 1, 2006, including any amendments thereto, collectively, the “Parent SEC Reports”).  As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Parent SEC Reports complied, and each of the Parent SEC Reports filed by Parent between the date of this Agreement and the Closing Date will comply, in all material respects, with the Exchange Act and the Securities Act, as the case may be.  As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Parent SEC Reports did not, or in the case of the Parent SEC Reports filed by Parent on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent SEC Reports has been amended or superseded by a later Parent SEC Report filed prior to the date of this Agreement.  Since October 1, 2006, Parent has filed with the SEC all reports required to be filed by it under the Exchange Act.  No Parent Subsidiary is required to file any form, report or other document with the SEC.  There are no outstanding loans or other extensions of credit made by Parent or any of the Parent Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.  Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.  No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report and to Parent’s knowledge the applicable executive officers anticipate making such certifications in Parent’s Annual Report on Form 10-QSB for the quarter ended June 30, 2008.  Parent has made available to Company true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and Parent and any of the Parent Subsidiaries, on the other hand since October 1, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent SEC Reports.  To the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  None of the Parent Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

3.6           Financial Statements.  As of the dates on which they were filed or amended prior to the date of this Agreement in the Parent SEC Reports filed prior to the date of this Agreement, the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in such Parent SEC Reports (i) were prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-QSB of the Exchange Act) and (ii) fairly presented, in all material respects (except as may be indicated in the notes thereto and subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that would not be reasonably expected to be material in amount), the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments).

3.7           Absence of Undisclosed Liabilities. The Parent has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than liabilities (i) adequately reflected, accrued or reserved against on the Parent Balance Sheet (as defined herein), (ii) included in Section 3.7 of the Parent Disclosure Schedule or (iii) incurred since March 31, 2008, in the ordinary course of business consistent with past practice, or (iv) which have been discharged or paid in full prior to the date of this Agreement.  The consolidated, unaudited balance sheet of Parent as of March 31, 2008 is referred to herein as the “Parent Balance Sheet.”

3.8           Absence of Adverse Changes.  Since September 30, 2007 through the date of this Agreement, except as contemplated by this Agreement, whether taken before or after the date of this Agreement (i) the Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any change, event or circumstance that has had a Parent Material Adverse Effect.

3.9           Compliance with Laws.

(a)           Parent and each of the Parent Subsidiaries have all required franchises, tariffs, grants, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, accreditation, approvals, orders and authorizations of any Governmental Entity necessary for Parent and each of the Parent Subsidiaries to operate and use their properties and assets and to conduct their businesses as presently operated, used and conducted (“Parent Permits”) other than those the failure of which to possess would not have a Parent Material Adverse Effect.  Neither Parent nor any of the Parent Subsidiaries has received written notice from any Governmental Entity or third party that any Parent Permit is subject to any adverse action, including but not limited to, suspension, termination, revocation or withdrawal, except where the failure to have any such Parent Permit or the receipt of such notice would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Parent Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect.  Parent and each of the Parent Subsidiaries is in compliance with the terms of the Parent Permits, as applicable, except for such failures to comply that, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect.

(b)           Parent and the Parent Subsidiaries are not in violation of any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any Governmental Entity, applicable to Parent or any of the Parent Subsidiaries or by which its or any of their respective properties are bound, except for violations of any of the foregoing which would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.10           Actions and Proceedings. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any Governmental Entity against Parent, any Parent Subsidiary or any of their respective assets or properties, except for those that would not, individually or in the aggregate, have a Parent Material Adverse Effect.  There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary or any of their respective securities, assets or properties, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

3.11           Contracts and Other Agreements.

(a)           Neither Parent nor any Parent Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-KSB, Form 10-QSB or Form 8-K of the SEC, which is not so disclosed.  All of such contracts and other agreements and all of the contracts required to be set forth in Section 3.11 of the Parent Disclosure Schedule (“Parent Material Contracts”) are valid, subsisting, in full force and effect, binding upon Parent or the Parent Subsidiary party thereto, and, to the knowledge of Parent, binding upon the other parties thereto in accordance with their terms, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  There is no default under any Parent Material Contract by Parent or any of the Parent Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any Parent Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Correct and complete copies of the Parent Material Contracts have been previously provided to the Company.

(b)           Section 3.11(b) of the Parent Disclosure Schedule sets forth a list of the following contracts and other agreements to which Parent or any Parent Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

(i)           any agreement (A) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person or entity, (B) providing for the payment or receipt by Parent or a Parent Subsidiary of milestone payments or royalties, or (C) that individually requires aggregate expenditures by Parent and/or any Parent Subsidiary in any one year of more than $100,000;

(ii)           any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $100,000;

(iii)           any agreement of surety, guarantee or indemnification that involves potential obligations in excess of $100,000;

(iv)           any agreement that limits or restricts Parent or any Parent Subsidiary to compete in any business or with any person or in any geographic area except for and any such Material Contract that may be canceled without any penalty or other liability to Parent or any of the Parent Subsidiaries upon notice of 30 days or less;

(v)           any interest rate, equity or other swap or derivative instrument; or

(vi)           any agreement obligating Parent to register securities under the Securities Act.

(c)           Except as disclosed on Section 3.11(c) of the Parent Disclosure Schedule, no executive officer or director of Parent has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 1% of a class of securities of a publicly traded company) has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of Parent which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

3.12           Properties.

(a)           Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of the Parent Subsidiaries, as applicable, has good title to all the properties and assets reflected in the latest audited balance sheet included in the Parent SEC Reports as being owned by Parent or one of the Parent Subsidiaries or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all liens except Permitted Parent Encumbrances. “Permitted Parent Encumbrances” means (a) mechanics’, materialmen’s, carrier’s, repairer’s and other statutory liens arising or incurred in the ordinary course of business and that are not yet delinquent or are being contended in good faith; (b) liens for taxes assessments or other governmental charges not yet due and payable; (c) defects or imperfections of title in the nature of easements, covenants, conditions, encumbrances, restrictions, rights of way and similar matters affecting title as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (d) zoning, building codes and other land use laws regulating the use or occupancy of the Parent Leased Property (defined in Section 3.12(b)) or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Parent Leased Property; (e) the financing secured by the Parent's receivables, equipment and software, and other assets, as more fully disclosed on Section 3.12 of the Parent Disclosure Schedule; and (f) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Parent.

(b)           Section 3.12(b) of the Parent Disclosure Schedule sets forth a complete list as of the date of this Agreement of all material real property leased, subleased or licensed by the Parent or any of the Parent Subsidiaries (as lessor, sublessor, landlord, sublandlord or licensor, or lessee, sublessee, tenant, subtenant or licensee, as the case may be) (collectively, “Parent Leased Property”) pursuant to which Parent or any of the Parent Subsidiaries (and all of its and their sublessees and licensees) uses or occupies the Parent Leased Property (all leases, subleases, licenses, sublicenses and other agreements with respect to such use or occupancy, including all master or ground leases), and all amendments, modifications and extensions thereof being referred to collectively as “Parent Leases.”  Parent has made available to the Company correct and complete copies of all Parent Leases and, to the knowledge of Parent, there are no material oral agreements, promises or understandings with respect to any Parent Leased Property, which is subject to a Parent Lease.

(c)           Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Lease is valid and binding on Parent or the Parent Subsidiary party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect; (B) there is no breach or default under any Lease by Parent or the Parent Subsidiary party thereto or, to the knowledge of Parent, any other party thereto, and neither Parent nor any of the Parent Subsidiaries has received any written communication from, or given any written communication to, any other party to the Parent Lease or any lender, alleging that Parent or any of the Parent Subsidiaries or such other party, as the case may be, is or may be in default (and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Parent Lease by Parent or any of the Parent Subsidiaries or, to the knowledge of Parent, any other party thereto); and (C) Parent or the Parent Subsidiary party to each Parent Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Parent Lease, free and clear of all liens except Permitted Parent Encumbrances, and is in possession of the properties purported to be leased or licensed thereunder.

(d)           None of the Parent or any of the Parent Subsidiaries owns any real property or has any options or rights or obligations to purchase, rights of first refusal, rights of first negotiation or rights of first offer to purchase, any real property.

3.13           Intellectual Property.

(a)           Schedule 3.13 of the Parent Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material patents and patent applications; registered trademarks, service marks and trade names; registered domain names; and registered copyrights that are owned by Parent or any of the Parent Subsidiaries and used by Parent or any of its Subsidiaries in the business of Parent and the Parent Subsidiaries.

(b)           Except as set forth on Section 3.13 of the Parent Disclosure Schedule:

(i)           except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of the Parent, the Parent and/or the Parent Subsidiaries (A) exclusively own the Parent Intellectual Property, or (B) license, sublicense or otherwise possess legally enforceable rights to use all Parent Intellectual Property that it does not so own, in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens granted by Parent, other than Permitted Liens, and as are reasonably necessary for their businesses as currently conducted;

(ii)           to the knowledge of Parent, neither the operation of the business of Parent or any of the Parent Subsidiaries, nor any activity of Parent or any of the Parent Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any third party;

(iii)           to the knowledge of Parent, the Parent Intellectual Property is not being infringed or misappropriated by any third party.

(iv)           Parent and the Parent Subsidiaries have taken reasonable measures and efforts to protect and maintain the confidentiality of any know-how, trade secrets, confidential information or proprietary information owned by Parent or any of the Parent Subsidiaries;

(v)           Parent and the Parent Subsidiaries are not a party to any claim, suit or other action, and to the knowledge of Parent, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Parent Intellectual Property and, no third party has alleged in writing during the two (2) year period prior to the date hereof that any of the operation of the Parent Intellectual Property, the operation of the business of Parent or any of the Parent Subsidiaries, or any activity of Parent or any of the Parent Subsidiaries conflicts with, infringes upon or misappropriates any Intellectual Property of any third party;

(vi)           except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no current or former employee or consultant of Parent or any of its Subsidiaries owns any material rights in or to any Intellectual Property created in the scope of such employee’s employment or consultant’s engagement by, as applicable, with Parent or any of the Parent Subsidiaries;

(vii)           except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the transactions contemplated by this Agreement will not adversely affect the Parent’s or the Parent Subsidiaries’ or the Surviving Corporation’s right, title and interest in and to the Parent Intellectual Property; and

(viii)                      all patents, patent applications and registrations for trademarks, service marks and copyrights which are held by Parent or any of the Parent Subsidiaries and which are material to the business of Parent and the Parent Subsidiaries, taken as a whole, as currently conducted, are subsisting, have been duly maintained (including the payment of maintenance fees), and have not expired or been cancelled.

(c)           For purposes of this Agreement,

(i)           “Parent Intellectual Property” means all Intellectual Property owned by Parent or any of the Parent Subsidiaries or used by Parent or any of the Parent Subsidiaries in the business of Parent and the Parent Subsidiaries.

3.14           Insurance.  Section 3.14 of the Parent Disclosure Schedule sets forth a true and correct list of all material insurance policies and binders held by or on behalf of the Parent and the Parent Subsidiaries.  Such policies and binders (i) are in full force and effect, (ii) are in material conformity with the requirements of all leases or other agreements to which the Parent or the relevant Parent Subsidiary is a party and (iii) to the knowledge of the Parent, are valid and enforceable in accordance with their terms, except where the failure to be valid and enforceable would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither the Parent nor any Parent Subsidiary is in material default with respect to any provision contained in such policy or binder nor has any of the Parent or a Parent Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion.  There are no material outstanding unpaid claims under any such policy or binder.  As of the date of this Agreement, neither the Parent nor any Parent Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder.

3.15           Tax Matters.  Except as set forth in Section 3.15 of the Parent Disclosure Schedule:

(a)           All Tax Returns required to be filed on or before the date hereof by or with respect to Parent and the Parent Subsidiaries have been filed within the time and in the manner prescribed by law.  All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Parent or the Parent Subsidiaries, whether or not shown on any Tax Return, have been paid.  Parent and the Parent Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that Parent or the Parent Subsidiaries are or may be subject to taxation by that jurisdiction.

(b)           There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Parent or the Parent Subsidiaries, other than with respect to Taxes not yet due and payable.

(c)           No audit is currently pending with respect to any Tax Return of Parent or the Parent Subsidiaries.  No deficiency for any Taxes has been proposed in writing against Parent or the Parent Subsidiaries, which deficiency has not been paid in full.

(d)           There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Parent or the Parent Subsidiaries for any taxable period.  Parent has delivered to the Company complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to Parent or the Parent Subsidiaries.

(e)           With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Parent has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in Parent’s books and records.

(f)           Each of Parent and the Parent Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Form W-2 and 1099 or corresponding foreign reports required with respect thereto have been properly completed and timely filed.

(g)           Other than with respect to the consolidated group of which Parent is the parent, Parent and the Parent Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement.  Other than with respect to the consolidated group of which the Parent is the parent, neither Parent nor any Parent Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h)           Neither Parent nor any Parent Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(i)           Neither Parent nor the Parent Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)           Parent has made available to the Company correct and complete copies of all state sales and use Tax Returns filed for Parent and each of the Parent Subsidiaries and each of the Parent’s and the Parent Subsidiaries’ predecessor entities, if any, filed since December 31, 2004.  Parent has also made available to the Company correct and complete copies of all material examination reports received and all statements of deficiencies assessed against, or agreed to, by Parent or any of the Parent Subsidiaries or their predecessor entities with respect to such Tax Returns described in the preceding sentence.

(k)           Neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)           change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)           intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)           installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)           prepaid amount received on or prior to the Closing Date.

3.16           Employee Benefit Plans.

(a)           Section 3.16(a) of the Parent Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consultancy, non-compete, severance, termination, change of control, or similar agreement, contract, plan, arrangement or policy and each other contract, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock-related rights or other forms of incentive or deferred compensation, fringe benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits and any summary plan descriptions) which covers any current employee or former employee, director or consultant of Parent or the Parent Subsidiaries or its ERISA Affiliates or any of their dependents, with respect to which Parent or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “Parent Employee Plan” and collectively, the “Parent Employee Plans”).  A copy of each such Parent Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto or a description of each Parent Employee Plan that is unwritten, has been made available to the Company together with the most recent annual report (Form 5500 including, where applicable, all schedules and actuarial and accountants’ reports) and Tax Return (Form 990) prepared in connection with any such plan or trust.

(b)           No Parent Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.

(c)           No Parent Employee Plan is Multiemployer Plan, or a MEWA or a multiple employer plan as defined in Section 413(c) of the Code. Neither Parent, any of the Parent Subsidiaries nor any of their ERISA Affiliates has (i) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); or (ii) to the knowledge of Parent, ever maintained a Parent Employee Plan which was ever subject to the laws of any jurisdiction outside of the United States.

(d)           Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Parent Qualified Plan”) is so qualified and the plan as currently in effect has received a favorable determination or opinion letter to that effect from the Internal Revenue Service, no such determination or opinion letter has been revoked and revocation has not been threatened, and to the Parent’s knowledge, there is no reason why any such determination or opinion letter should be revoked or not be reissued. Parent has made available to the Company copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Parent Qualified Plan. Each Parent Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan with such exceptions as would not have or be reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Each Parent Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(l) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code and the regulations, guidance and notices issued thereunder. Parent has complied in all material respects with the reporting and wage withholding requirements under Section 409A of the Code and applicable IRS guidance. No events have occurred with respect to any Parent Employee Plan that could result in payment or assessment by or against the Parent or any of its ERISA Affiliates of any excise Taxes under Sections 4972, 4975,4976, 4977,4979, 4980B, 4980D, 4980E or 5000 of the Code or any penalty or tax under Section 5.02(i) of ERISA except for any such payment or assessment as would not be reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(e)           There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits or other retiree benefits for any person, retired, former or current employees of Parent or the Parent Subsidiaries, except as required by applicable law or under Section 4980B of the Code (“COBRA”). No condition exists that would prevent the Parent or any of its ERISA Affiliates from amending or terminating any Parent Employee Plan providing health or medical benefits in respect of any current or former employees of Parent or the Parent Subsidiaries. None of Parent, any of the Parent Subsidiaries, or any Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law and there has been no communication to current or former employees by Parent or any of the Parent Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(f)           All contributions and payments due under each Parent Employee Plan, determined in accordance with GAAP, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Parent practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such Parent Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. With respect to each Parent Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP on the Parent’s financial statements. The assets of each Parent Employee Plan which is funded are reported at their fair market value on the books and records of such Parent Employee Plan and, if applicable, Parent’s financial statements.

(g)           Except as set forth on Section 3.16(g) of the Parent Disclosure Schedule, no employee, consultant or former consultant or employee of Parent or any of the Parent Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit or any other payment, as a result of the transactions contemplated hereby alone or together with any other event. Except as set forth on Section 3.16(g)(i) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent or any of the Parent Subsidiaries, or could limit the right of Parent or any of the Parent Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Employee Plan or related trust. There is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of the Parent Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event. The information set forth on Section 3.16(g)(ii) of the Parent Disclosure Schedule regarding severance arrangements for certain executive officers and certain other executives of the Parent is true and correct in all material respects.

(h)           No “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that are not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of Parent, threatened against any Parent Employee Plan or (ii) involving the Parent’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Entity.

(i)           There is no material action, suit, investigation, audit, arbitration or proceeding (i) pending against or involving or, to the knowledge of the Parent, threatened against any Parent Employee Plan, (ii) pending or, to the knowledge of the Parent, threatened involving Parent’s or any of the Parent Subsidiaries’ classification of individuals as either employees or independent contractors, (iii) pending or, to the knowledge of Parent, threatened involving Parent’s or any of the Parent Subsidiaries’ classification of Employees as exempt or non-exempt for purposes of wage and hour laws, rules or regulations, or (iv) pending or, to the knowledge of Parent, threatened under any workers compensation policy or long-term disability policy, in each case, before or by any arbitrator or any Governmental Entity other than routine claims for benefits payable under any such policy.

3.17           Employee Relations.

(a)           Parent and the Parent Subsidiaries, collectively, have the employees and consultants listed on Schedule 3.17 of the Parent Disclosure Schedule.  Neither Parent nor any Parent Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees.  Except as disclosed in Section 3.17 of the Parent Disclosure Schedule, upon termination of the employment of any employees, none of Parent, the Parent Subsidiaries nor the Company shall be liable, by reason of the Merger or anything done prior to the Effective Time, to any of such employees for severance pay or any other payments (other than their accrued salary, vacation or sick pay in accordance with normal policies).  Schedule 3.17 of the Parent Disclosure Schedule list all current directors, officers, employees and consultants of Parent and the Parent Subsidiaries including, in each case, name, current job title and annual rate of base compensation, minimum employment or contract terms and termination notice requirement.

(b)           Parent and each Parent Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except in each case of clauses (i) through (iv) where the failure or liability would not be reasonably expected to have a Parent Material Adverse Effect.

(c)           No work stoppage or labor strike against Parent or any Parent Subsidiary is pending or, to the knowledge of Parent, threatened.  Neither Parent nor any Parent Subsidiary is involved in or, to the knowledge of Parent, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to Parent.  Neither Parent nor any Parent Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar foreign law that would, directly or indirectly result in material liability to Parent.  Neither Parent nor any Parent Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 3.17 of the Parent Disclosure Schedule and no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary.  No union organizing campaign or activity with respect to non-union employees of Parent or any Parent Subsidiary is ongoing, pending or, to the knowledge of Parent, threatened.

3.18           No Breach. Except as set forth in Section 3.18 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Parent or Merger Sub, (ii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any instrument, contract or other agreement to which the Parent or any Parent Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) assuming that all consents, approvals, authorizations and other actions described in subsection (v) have been obtained and all filings and obligations in subsection (v) have been made or complied with, violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any Governmental Entity applicable to Parent or the Parent Subsidiaries or by which any of the Parent’s or the Parent Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger or (C) any filings with the SEC or the NASDAQ Stock Market, (vi) result in the creation of any lien or other encumbrance on the assets or properties of Parent or a Parent Subsidiary, or (vii) cause any of the assets owned by the Parent or any Parent Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from clauses (ii) through (vi) where (x) any such violations, breaches, defaults or encumbrances, (y) any failure to obtain such permits, authorizations, consents or approvals , or (z) any failure to make such filings, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially interfere with the ability of the Parent to consummate the transactions contemplated hereby.

3.19           Board Approvals.  At meetings duly called and held, each of the Parent’s and Merger Sub’s Boards of Directors unanimously (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including (a) the Merger, (b) the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Parent Common Stock to 150,000,000 (the "Charter Amendment"), and (c) the issuance of shares of Parent Common Stock in excess of 19.99% of the outstanding Parent Common Stock (the "Share Issuance"), and (d) the issuance of Contingent Value Rights and any shares of Parent Common Stock issuable thereunder (the "CVR Issuance"); (ii) directed that the Charter Amendment, the Share Issuance and the CVR Issuance be submitted to the Parent’s shareholders for approval and resolved to recommend that the shareholders vote in favor thereof; and (iii) with respect to such Merger Sub board meeting, Merger Sub's Board of Directors determined the Agreement and the Merger to be advisable and fair to and in the best interests of Merger Sub and its stockholders and recommended its stockholders adopt the Agreement.

3.20           Financial Advisor.  Other than New Century Financial and Brimberg & Co., no broker, finder, agent or similar intermediary has acted on behalf of Parent in connection with this Agreement or the transactions contemplated hereby, and, other than the fee payable to New Century Financial and Brimberg & Co., there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Parent, or any action taken by the Parent.

3.21           Proxy Statement and Registration Statement.

(a)           None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement (as defined herein) and the Joint Proxy Statement/Prospectus (as defined herein) will, (i) at the time it is declared effective under the Securities Act, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of Parent, (iii) at the time of the Parent Shareholders’ Meeting, and (iv) at the Effective Time (with respect to the Registration Statement only), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not false or misleading.  If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiaries, or their respective officers and directors, should be discovered by the Parent which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by the Company or any of its representatives, which is contained in the Registration Statement or the Joint Proxy Statement/Prospectus.  All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Neither the Registration Statement or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made by Parent or Merger Sub in this Section 3.21(b) with respect to statements made or incorporated by reference therein based on information supplied the Company or any of its subsidiaries for inclusion by reference in the Registration Statement.  The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

3.22           Interim Operations of Merger Sub; Ownership of Company Common Stock.

(a)           Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b)           As of the date hereof and through and including the Effective Time, Parent shall own all of the equity securities of Merger Sub.

(c)           As of immediately prior to entering into this Agreement, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” under the applicable provisions of the DGCL or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger or any of the transactions contemplated hereby.  Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement). To the knowledge of Parent, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby which would require action by the Board of Directors of the Company.

3.23           Certain Agreements.  There are no contracts or agreements (whether oral or written) between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

ARTICLE IV -  COVENANTS AND AGREEMENTS

4.1           Conduct of Business.  Except with the prior written consent of Parent, as otherwise contemplated herein or referred to in Section 4.1 of the Company Disclosure Schedule or as required by law or in connection with any actions taken or not taken by the Company or any Company Subsidiary in accordance with or pursuant to the Plan, during the period from the date hereof to the Closing Date, the Company shall observe the following covenants:

(a)           Affirmative Covenants Pending Closing.  The Company shall:

(i)           Preservation of Personnel.  Use reasonable commercial efforts to preserve intact and keep available the services of present employees of the Company and the Company Subsidiaries;

(ii)           Insurance.  Use reasonable commercial efforts to keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

(iii)           Preservation of the Business; Maintenance of Properties, Contracts.  Use reasonable commercial efforts to preserve the business of the Company, advertise, promote and market the Company’s business activities in accordance with past practices over the last twelve months, keep the Company’s properties intact, preserve its goodwill and business, maintain all physical properties in such operating condition as will permit the conduct of the Company’s business on a basis consistent with past practice, and perform and comply in all material respects with the terms of the Material Contracts referred to in Section 2.11;

(iv)           Intellectual Property Rights.  Use commercially reasonable efforts to preserve and protect the Company Intellectual Property;

(v)           Expenditures.  Obtain Parent prior written approval for Company expenditures over $1,000 or commitments to make such expenditures, whether in cash, securities or other form of consideration; and

(vi)           Ordinary Course of Business.  Operate the Company’s business in the ordinary course consistent with past practices.

(b)           Negative Covenants Pending Closing.  The Company shall not, without Parent’s prior written consent:

(i)           Disposition of Assets.  Sell or transfer, or mortgage, pledge, lease or otherwise encumber any of its assets, other than sales or transfers in the ordinary course of business and in amounts not exceeding $10,000;

(ii)           Liabilities.  Incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments by the Company or any Company Subsidiary, in each case of $10,000 or more;

(iii)           Compensation.  Except as required or permitted by this Agreement or any agreement in effect prior to the date of this Agreement that is set forth on Schedule 4.1 of the Company Disclosure Schedule, change the compensation payable to any officer, director, employee, agent or consultant; or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of the Company or a Company Subsidiary; or adopt, or increase the benefits under, any employee benefit plan, except as required by law; provided, that, the Company may amend any employment agreement or benefit or compensation plan solely in order to comply with or conform to Section 409A of the Code;

(iv)           Capital Stock.  Except as contemplated or required by this Agreement and except for the creation and issuance of the Company Series A Preferred Stock, make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of any options, warrants or convertible securities outstanding on the date of this Agreement and disclosed herein;

(v)           Certificate of Incorporation and By-Laws.  Other than the filing of a Certificate of Designations for the Company Series A Preferred Stock with the Secretary of State of the State of Delaware, cause, permit or propose any amendments to the Certificate of Incorporation or By-laws of the Company;

(vi)           Acquisitions.  Make, or permit to be made, any acquisition of property or assets outside the ordinary course of business;

(vii)           Capital Expenditures.  Authorize any single capital expenditure in excess of $10,000 or capital expenditures which in the aggregate exceed $50,000;

(viii)                      Accounting Policies.  Except as may be required by law, the SEC or generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-KSB for the year ended February 29, 2008;

(ix)           Taxes.  Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(x)           Legal.  Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

(xi)           Extraordinary Transactions.  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

(xii)           Payment of Indebtedness.  Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

(xiii)                      Confidentiality Agreements.  Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company is a party; or

(xiv)                      Obligations.  Obligate itself to do any of the foregoing.

(c)           Notwithstanding anything to the contrary contained in this Section 4.1, the Company shall use its commercially reasonable efforts to operate its business, in all material respects, in accordance with the plan set forth on Exhibit E hereto (the “Plan”).

4.2           Conduct of Business by Parent pending the Merger.  Parent covenants and agrees that, from and after the date of this Agreement until the earlier of (x) the date this Agreement is terminated or (y) the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise permitted by this Agreement, Parent shall, and shall cause each of its subsidiaries to, (i) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (ii) not take any action of any kind that would impair, restrict, delay or otherwise hinder any of their abilities to perform any of their obligations under this Agreement, the CVR Agreement or any agreement contemplated hereby or thereby.

4.3           Joint Proxy Statement/Prospectus; Registration Statement; and Other Filings.  a) As promptly as practicable, and in any event within sixty days after the execution of this Agreement, the Company and Parent will prepare and file with the SEC a preliminary proxy statement, which shall constitute a joint proxy statement and prospectus (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) (but in the case of the Company, it shall only be required to file the Joint Proxy Statement/Prospectus with the SEC  to the extent required by applicable law), and Parent shall, as promptly as practicable after receipt of notification from the SEC that it has no further comments to the Joint Proxy Statement/Prospectus, in cooperation with the Company, prepare and file with the SEC on Form S-4 with respect to the Share Issuance and the CVR Issuance (together with all amendments thereto, the “Registration Statement”).  The Joint Proxy Statement/Prospectus shall be included in the Registration Statement as the Parent’s prospectus.  Each of the Company and Parent will promptly respond to any comments of the SEC regarding the Joint Proxy Statement/Prospectus and the Registration Statement and will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, prior the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance by Parent shares of Parent Common Stock and Contingent Value Rights pursuant to the Merger.  The Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy Statement/Prospectus in light of the date set for the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting.  Each of Parent and the Company shall pay its own expenses incurred in connection with the Registration Statement, the Joint Proxy Statement/Prospectus, the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting, except that the Company and Parent shall each pay one-half of any filing fees and printing expenses incurred in connection therewith.

(b)           No amendment or supplement to the Joint Proxy Statement/Prospectus or Registration Statement will be made by Parent or the Company without the approval of the other party, which shall not be unreasonably withheld or delayed.  Parent and the Company will each advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of qualification of Parent Common Stock or Contingent Value Rights issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)           Parent will prepare and submit to the Nasdaq Capital Market a listing application covering shares of Parent Common Stock issuable in connection with the Merger (including shares and rights issuable upon exercise of Company Warrants and shares of Parent Restricted Stock), and shall use its commercially reasonable efforts  to obtain, prior to the Effective Time, approval for listing of such shares of Parent Common Stock, subject to official notice of issuance.  The Company shall cooperate fully with Parent with respect to such listing.

(d)           Parent shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement (and maintain the current status of the Prospectus contained therein) for so long as the Company Warrants remain outstanding.

(e)           As promptly as practicable after the execution of this Agreement, each of the Company and Parent will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”).  The Company and Parent each shall promptly supply the other with any information, which may be required in order to effectuate any filings pursuant to this Section 4.3.

(f)           Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus or the Merger.  Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.3 to comply in all material respects with all applicable laws.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and to shareholders of Parent, such amendment or supplement.

(g)           The Company, Parent and Merger Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the Registration Statement and the Joint Proxy Statement/Prospectus, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by which may be required to be named (as an expert or otherwise) in the Registration Statement or the Joint Proxy Statement/Prospectus, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party’s counsel, to be disclosed by applicable securities laws in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.4           Meeting of Company Stockholders.

(a)           As promptly as possible after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”), and shall use its reasonable best efforts to cause the Company Stockholders’ Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon adoption of this Agreement.  Subject to Section 4.4(c), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approval.  The Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s stockholders in advance of a vote on adoption of this Agreement or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.  The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and Bylaws, and all other applicable laws.  The Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 4.4(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (each as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger or by any other act or action, including any action contemplated by this Section 4.4.  Upon termination of this Agreement in accordance with Section 8.1, the Company will have no obligation to call, give notice of, convene or hold the Company Stockholders’ Meeting in accordance with this Section 4.4(a).

(b)           Subject to Section 4.4(c), (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement of the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of the adoption of this Agreement.

(c)           Prior to the adoption of this Agreement at the Company Stockholders’ Meeting and provided that the Company shall not have violated any of the restrictions set forth in this Section 4.4(c) in any material respect, if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that such action is required in order for the Board of Directors of the Company to act in a manner consistent with its fiduciary obligations to the Company’s stockholders under applicable law, nothing in this Agreement shall prevent the Board of Directors of the Company from (A) withholding, withdrawing, amending or modifying its recommendation (a “Change of Recommendation”) that the Company’s stockholders vote in favor of adoption of this Agreement (regardless of whether the Change of Recommendation occurs before or after delivery of the Joint  Proxy Statement/Prospectus to the Company’s stockholders) and/or (B) terminating this Agreement pursuant to Section 8.1(d)(ii) and entering into an agreement with respect to such Superior Offer if, in the case of (B), (i) a Superior Offer is made to the Company and is not withdrawn, (ii) the Company shall have provided prompt (and in any event within thirty-six (36) hours) written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer specifying all of the terms and conditions of such Superior Offer identifying the person or entity making such Superior Offer, and providing a copy of all documentation relating to the Superior Offer, and (iii) Parent shall not, within three (3) business days of Parent’s receipt of the Notice of Superior Offer, have made an offer (a “Counterproposal”) that the Company’s Board of Directors determines in good faith (after consultation with its outside financial and legal advisors) to be at least as favorable to the Company’s stockholders as such Superior Offer.  The Company shall provide Parent with prior notice of its intention to make such Change of Recommendation and/or take action with respect to such Superior Offer, as applicable (a “Notice of Change of Recommendation”), no later than the later of (i) two (2) business days prior to such Change of Recommendation or other action or (ii) two (2) business days after any Counterproposal made by Parent pursuant to Section 4.4(c)(B)(iii) (the “Notice Period”).  For the avoidance of doubt, the parties hereto acknowledge and agree that (i) if there is any revision to the financial terms or any other material term of an Acquisition Proposal which revision affects the determination of whether an Acquisition Proposal is a Superior Offer to the Merger or any Counterproposal, the Company shall extend the Notice Period as necessary to ensure that at least two (2) business days remain in the Notice Period and (ii) any Notice of Superior Offer shall also constitute a Notice of Change of Recommendation if Parent does not make a Counterproposal prior to the expiration of the period set forth in Section 4.4(c)(B)(iii).

For purposes of this Agreement, a “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions:  (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would, as a result of such transaction, hold less than 50% of the voting equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 50% or more of the then outstanding shares of capital stock of the Company, or (iii) the sale or other transfer of all or substantially all of the assets of the Company and the Company Subsidiaries in one or a series of transactions pursuant to which the stockholders of the Company immediately preceding such transaction would, as a result of such transaction, hold less than 50% of the voting equity of the acquirer, on terms that the Board of Directors of the Company determines in good faith (after consultation with its outside financial advisors and after taking into account, among other things, the financial, legal and regulatory aspects of such offer (including any financing required and the availability thereof), as well as any revisions to the terms hereof proposed by Parent pursuant to this Section 4.4(c) (including any Counterproposal)) is more favorable to the Company stockholders than the terms of the Merger (taking into account any revisions to the terms hereof proposed by Parent pursuant to this Section 4.4(c) (including any Counterproposal)).

(d)           Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders), if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside counsel, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable law; provided that the Company shall not disclose a position constituting a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.4(c); and provided, further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Company’s Board of Directors expressly publicly reaffirms the recommendation that the stockholders of the Company adopt this Agreement (x) in such communication or (y) within five (5) business days after requested to do so by Parent.

4.5           Confidentiality; Access to Information.

(a)           The parties acknowledge that the Company and Parent have previously executed that certain confidentiality agreement dated December 17, 2007, between the Company and Parent, as amended to date (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)           Parent, on the one hand, and the Company, on the other, will afford the other party and the other party’s accountants, counsel and other representatives reasonable access during regular business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request.  Any investigation pursuant to this Section 4.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  No information or knowledge obtained by a party in any investigation pursuant to this Section 4.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.6           No Solicitation.

(a)           From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making or submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to adoption of this Agreement at the Company Stockholders’ Meeting, this Section 4.6(a) shall not prohibit the Company from furnishing nonpublic information, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation its outside financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Offer; provided further, however, that (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 4.6(a) or Section 4.6(b), in each case in any material respect, (2) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the Board of Directors of the Company to act in a manner consistent with its fiduciary obligations to the Company’s stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company shall have received from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company shall have furnished such nonpublic information to Parent (to the extent such nonpublic information shall not have been previously furnished by the Company to Parent). Subject to the immediately preceding sentence, the Company and its subsidiaries shall immediately cease, and cause their respective officers, directors, employees, investment bankers, attorneys and other advisors and representatives to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 4.6 by the Company.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent, Merger Sub or their respective affiliates) relating to, or involving: (A) any acquisition or purchase (other than the purchase of Company Series A Preferred Stock) by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 25% or more of the total outstanding voting securities of the Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold or, in the case of a subsidiary of the Company, the Company holds, less than 50% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any assets of the Company or any of its subsidiaries that generate or constitute 50% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole; or (E) any liquidation, dissolution, recapitalization or other reorganization of the Company (or any of its subsidiaries whose business constitutes more than 50% of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole).

(b)           Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company as promptly as practicable, and in any event within thirty-six (36) hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and provide copies of all written materials sent or provided to the Company by or on behalf of any person or group or provided to any such person or group by or on behalf of the Company. The Company will keep Parent promptly informed of any material change in the status of or material change in the proposed terms and conditions (including all material revisions or material proposed revisions) of any such Acquisition Proposal, request or inquiry.

4.7           Public Disclosure.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.  The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

4.8           Reasonable Best Efforts; Notification.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Charter Amendment, the Share Issuance, the CVR Issuance and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following:  (i) causing the conditions precedent set forth herein to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from, and providing all necessary notices to third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and, (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub shall use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Parent Stockholders’ Meeting.  In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such necessary actions.

(b)           Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective Subsidiaries that relates to the Merger or any of the other transactions contemplated by this Agreement.  The Company shall give prompt written notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.  Parent shall give prompt written notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

4.9           Third Party Consents.  As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby.

4.10           Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of its respective obligations under or relating to this Agreement.  Merger Sub shall not engage in any business which is not in connection with the Merger and the transactions contemplated hereby.

4.11           Resignations.  The Company shall cause each director of the Company and the Company Subsidiaries to deliver to Parent written resignations from such position as director, effective at or before the Effective Time.

4.12           Meeting of Parent Shareholders.

(a)           As promptly as possible after the date hereof, Parent will take all action necessary in accordance with the Florida Business Corporation Act and its Certificate of Incorporation and Bylaws to convene a meeting of the Parent’s shareholders (the “Parent Shareholders’ Meeting”), and shall use its reasonable best efforts to cause the Parent Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval of the Charter Amendment, the Share Issuance and the CVR Issuance.  Parent will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of the Charter Amendment, the Share Issuance and the CVR Issuance and will take all other actions reasonably necessary or advisable to secure the vote or consent of its shareholders required by Parent’s Articles of Incorporation and Bylaws and the Florida Business Corporation Act, and the rules and regulations of the NASDAQ Capital Market.  Parent may adjourn or postpone the Parent Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Parent’s shareholders in advance of a vote on the approval of Charter Amendment, the Share Issuance and the CVR Issuance or, if as of the time for which the Parent Shareholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting.  Parent shall ensure that the Parent Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Shareholders’ Meeting are solicited, in compliance with the Florida Business Corporation Act, its Certificate of Incorporation and Bylaws, and all other applicable laws.

(b)           (i) The Board of Directors of Parent shall recommend that Parent’s shareholders vote in favor of approval of the Charter Amendment, the Share Issuance and the CVR Issuance at the Parent Shareholders’ Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement of the effect that the Board of Directors of Parent has recommended that Parent’s shareholders vote in favor of approval of the Charter Amendment, the Share Issuance and the CVR Issuance at the Parent Shareholders’ Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent’s shareholders vote in favor of approval of the Charter Amendment, the Share Issuance and the CVR Issuance.

(c)           Immediately following the Parent Shareholders' Meeting, Parent shall file, or cause to be filed, the Charter Amendment with the Secretary of State of the State of Florida.

4.13           Merger Sub Stockholder Approval.  Immediately following execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement in accordance with Merger Sub’s Certificate of Incorporation and the DGCL.

4.14           Parent Board.  Parent shall take all necessary action to cause David McCourt to be appointed to the Board of Directors of Parent as of the close of business on the date on which the Effective Time occurs and to serve until the next election of directors.

4.15           Indemnification and Insurance.

(a)           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable laws, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who was, is now or who becomes prior to the Effective Time an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or action that is based in whole or in part on, or arises in whole or in part out of, the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

(b)           For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect insurance “tail” policies with respect to the directors’ and officers’ liability insurance maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof (the “D&O Insurance”) for any matter existing or occurring or any acts or omissions or events occurring at or prior to the Effective Time (including, the transactions contemplated by this Agreement) for a total cost not to exceed $120,000 (the "Insurance Cap"), provided, if such policy is not available for such cost, then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such premium as does not exceed the Insurance Cap.

(c)           Notwithstanding anything herein to the contrary, if an Indemnified Party is a party to or is otherwise involved (including as a witness) in any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (whether arising before, at or after the Effective Time) (a "Proceeding") on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 4.15 shall continue in effect until the final disposition of such Proceeding.

(d)           To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company’s Certificate of Incorporation or Bylaws, or any indemnification agreement, employment agreement or Company Employee Plan, in each case in effect on the date thereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(e)           This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, such other parties entitled to indemnification hereunder and their respective heirs and legal representatives.  The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party or any other person entitled to indemnification hereunder is entitled, whether pursuant to law, contract or otherwise.

(f)           In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 4.15.  In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 4.15.

4.16           Tax-Free Reorganization Treatment.  Parent shall not, and shall not permit any of its subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

4.17           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Merger shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

4.18           Takeover Statute.  If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby.  Nothing in this Section 4.18 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

4.19           Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.20           Registration Statement for Certain Resales.  On the first business day immediately following the six-month anniversary of the Effective Time, Parent shall file a resale registration statement on Form S-3 (which may be in the form of a new registration statement or post-effective amendment of the Registration Statement) registering the resale of (i) all shares of Parent Common Stock owned by any person (such persons collectively, the “Restricted Holders”) who may not offer or sell any shares of Parent Common Stock received pursuant to this Agreement or the CVR Agreement without registration of such offer and sale under the Securities Act, and (ii) all shares of Parent Common Stock issuable upon the exercise of Company Warrants.  This covenant is for the benefit of, and shall be enforceable by, each of the Restricted Holders and each of the holders of Company Warrants.

4.21           Certain Tax Returns.  Prior to the Effective Time, the Company shall file all Tax Returns for which the time prescribed by law to file such Tax Returns has elapsed and the Company has not filed such Tax Returns within such time period or subsequent thereto.

ARTICLE V -  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH
PARTY TO CONSUMMATE THE MERGER

5.1           Mutual Closing Conditions.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the other party, at or before the Effective Time, of each of the following conditions:

(a)           Stockholder Approval.  The Company Requisite Vote shall have been obtained at the Company Stockholders’ Meeting and the Parent Requisite Vote shall have been obtained at the Parent Shareholders’ Meeting.

(b)           Registration Statement.  The Registration Statement shall have been declared effective by the SEC and shall remain effective and shall not be subject to a stop order in effect at the Effective Time.

(c)           Absence of Order.  No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction (each, an “Order”) or law shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of an such Order that may be entered.

(d)           Tax Opinion.  Parent and the Company shall have received the opinion of Arnstein & Lehr LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to Parent shall be entitled to rely on customary assumptions and representations provided by Parent and Company that counsel to Parent reasonably deems relevant.

(e)           Regulatory Approvals.  All consents, authorizations, orders and approvals from governmental entities required in connection with the execution, delivery and performance of this Agreement shall have been obtained, except (x) for filings in connection with the Merger or any other documents required to be filed after the Effective Time and (y) where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Company Material Adverse Effect on the business of the Company and its subsidiaries, taken as a whole, following the Effective Time, or a Parent Material Adverse Effect on the business of Parent and its subsidiaries, taken as a whole, following the Effective Time.

5.2           Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Articles V, VI or VII, as the case may be, to be satisfied if such failure was caused by such relying party’s breach in any material respect of any provision of this Agreement or failure to use all best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 4.8.

ARTICLE VI -  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT
AND MERGER SUB TO CONSUMMATE THE MERGER

The obligations of Parent and Merger Sub to consummate the Merger are subject, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

6.1           Representations, Warranties and Covenants.  The representations and warranties made by the Company in this Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except to the extent failure to be accurate, in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

6.2           Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

6.3           Officer’s Certificate.  Parent shall receive a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.4           Corporate Certificates.  The Company shall have delivered a copy of the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to the Company’s corporate good standing, and analogous documentation related to Narrowstep, Ltd. with respect to good standing in the United Kingdom.

6.5           Capital Contributions.  The Company shall have received at or prior to the Effective Time an equity contribution of $300,000, in accordance with such terms disclosed to Parent prior to the date of this Agreement.

ARTICLE VII -  CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY
TO CONSUMMATE THE MERGER

The obligation of the Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

7.1           Representations, Warranties and Covenants.  The representations and warranties made by Parent and Merger Sub in this Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except to the extent failure to be accurate has not had, and would reasonably be expected to have, a Parent Material Adverse Effect.  Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

7.2           Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

7.3           Officer’s Certificate.  The Company shall receive a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.4           Corporate Certificates.  The Parent shall have delivered a copy of the Certificate of Incorporation of Parent, as in effect immediately prior to the Closing Date (and which reflects the Charter Amendment), certified by the Florida Secretary of State and a certificate, as of the most recent practicable date, of the Florida Secretary of State as to the Company’s corporate good standing.

7.5           Charter Amendment.  Parent shall have filed the Charter Amendment with the Secretary of State of the State of Florida and such filing shall have been accepted, and be effective.

7.6           Listing.  Parent and the Company shall have received from the Nasdaq Capital Market evidence that the shares of Parent Common Stock to be issued to (i) the stockholders of the Company in connection with the Merger (including Company Accelerated Restricted Stock Awards and any shares of Parent Common Stock that may be issued pursuant to the CVR Agreement), (ii) holders of Company Warrants upon the exercise thereof (including any shares of Parent Common Stock that may be issued pursuant to the CVR Agreement), and (iii) holders of Company Non-accelerated Restricted Stock Awards pursuant to this Agreement (including any shares of Parent Common Stock that may be issued pursuant to the CVR Agreement), in each case shall be listed on the Nasdaq Capital Market immediately following the Effective Time.

ARTICLE VIII -  TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of the Company:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by either the Company or Parent if the Effective Time shall not have occurred on or before October 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement, including pursuant to Section 4.8;

(c)           by either the Company or Parent if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such best efforts as may be required pursuant to Section 4.8 to prevent, oppose and remove such restraint, injunction or other prohibition;

(d)           by the Company:

(i)           upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 8.1(d) prior to the Termination Date; provided, however, Parent exercises commercially reasonable efforts to cure such breach, and provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)           prior to the approval of this Agreement by the stockholders of the Company, upon a Change of Recommendation in connection with a Superior Offer; provided, however, that contemporaneously with the termination of this Agreement (i) the Company pays to Parent the Termination Fee (as defined in Section 8.3) and (ii) the Company enters into a definitive agreement to effect such Superior Offer;

(e)           by Parent:

(i)           upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1(e) prior to the Termination Date, provided the Company exercises commercially reasonable efforts to cure such breach; and provided further that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

(ii)           if a Triggering Event, as defined below, shall have occurred.  For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) a Change of Recommendation has occurred and is continuing; (ii) the Board of Directors of the Company shall have failed to comply with the second to last sentence of Section 4.4(a); (iii) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement; (iv) the Board of Directors of the Company fails publicly to reaffirm its recommendation in favor of the adoption of this Agreement within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (v) the Board of Directors of the Company shall have approved or publicly recommended any Acquisition Proposal; or (vi) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or

(f)           by either Parent or the Company if, upon a vote taken thereon at the Company Stockholders’ Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote provided, however, that the right to terminate the Agreement under this Section 8.1(f) shall not be available to the Company when the failure to obtain the Company Requisite Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes material breach by the Company of this Agreement; or

(g)           by either Parent or the Company if, upon a vote taken thereon at the Parent Shareholders’ Meeting or any postponement or adjournment thereof, the Charter Amendment, the Share Issuance or the CVR Issuance shall not have been approved by the Parent Requisite Vote provided, however, that the right to terminate the Agreement under this Section 8.1(g) shall not be available to Parent when the failure to obtain the Parent Requisite Vote shall have been caused by the action or failure to act of the Parent and such action or failure to act constitutes material breach by the Parent of this Agreement

8.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except as provided in Sections 4.5(a), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement.  The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.11.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3           Fees and Expenses.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (including SEC filing fees).

In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(d)(ii), or 8.1(e)(ii), the Company shall promptly, but in no event later than two days (or if such day is not a business day, the next succeeding business day) after the date of such termination, pay Parent a fee equal to $377,000 in immediately available funds (the “Termination Fee”).  In the absence of fraud on the part of the Company, payment of the Termination Fee is the sole and exclusive remedy for the parties in connection with any termination of this Agreement pursuant to Sections 8.1(d)(ii) or 8.1(e)(ii).

8.4           Amendment.  This Agreement may be amended by the parties hereto at any time, whether before or after approval of the transactions contemplated by this Agreement by the shareholders of the Company, Merger Sub and Parent, by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that (i) no such amendment may, without the consent of the Stockholder Representative, change in any manner adverse to the Stockholder Representative any of its rights or obligations under this Agreement or the provisions of this Section 8.4, and (ii) after approval of the transactions contemplated by this Agreement by the shareholders of the Company, Merger Sub and Parent, no amendment of this Agreement shall be made which by law requires further approval by the shareholders of the Company, Merger Sub and Parent without obtaining such approvals.

8.5           Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso set forth in Section 8.4, waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX -  MISCELLANEOUS

9.1           No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

9.2           Notices.  Any notice or other communication hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable overnight courier service, or (iii) on the date of confirmation of receipt (or the first business day following receipt if the date of such receipt is not a business day) of facsimile transmission, in each case to the intended recipient set forth below:

if to Parent or Merger Sub, to:

Onstream Media Corporation
1291 S.W. 29th Avenue
Pompano Beach, Florida  33069
Attention:  Randy Selman
Telephone:  (954) 917-6655
Facsimile:  (954) 917-6660

with a copy to:

Arnstein & Lehr LLP
200 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida  33301
Attention:  Joel D. Mayersohn, Esq.
Telephone:  (954) 713-7614
Facsimile:  (953) 713-7700

if to the Company, to:

Narrowstep Inc.
202 Carnegie Center, Suite 101
Princeton, New Jersey  08540
Attention:  David McCourt
Telephone:  (609) 951-2221
Facsimile:  (609) 845-1776

with a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey  07068
Attention:  John D. Hogoboom, Esq.
Telephone:  (973) 597-2382
Facsimile:  (973) 597-2383

if to the Stockholder Representative, to:

W. Austin Lewis IV
45 Rockefeller Plaza, Suite 2570
New York, NY  10011
Telephone:  (212) 332-3450
Facsimile:  (212) 399-0941

Any party may, by notice given in accordance with this Section 9.2 to the other parties, change the address for receipt of notices hereunder.

9.3           Certain Definitions.  For purposes of this Agreement, the term

(a)           “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)           “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c)           “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d)           “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)           “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f)           “knowledge” (i) with respect to the Company means the actual knowledge, as opposed to implied or constructive knowledge, of any of David C. McCourt, Lou Holder or Lisa Van Patten and (ii) with respect to Parent or Merger Sub means the actual knowledge of Randy Selman, Robert Tomlinson or Clifford Friedland;

(g)           “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(h)           “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

9.4           Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto, contains the entire agreement between the parties with respect to the Merger and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement between Parent and the Company, which shall survive execution of this Agreement and any termination of this Agreement.

9.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws provisions thereof.

9.6           Binding Effect; No Assignment; Parties in Interest.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement is not assignable by operation of law or otherwise without the prior written consent of the other parties hereto.

(b)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Sections 4.15 and 4.20 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Series A Preferred Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at and after the Effective Time, the rights of the holders of Company Non-accelerated Restricted Stock Awards to receive the shares of Parent Restricted Stock, Contingent Value Rights and other payments contemplated by the applicable provisions of Section 1.7, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, (d) at and after the Effective Time, the rights of the holders of Company Warrants to receive shares of Parent Common Stock, Contingent Value Rights and other payments contemplated by the applicable provisions of Section 1.6(f), and (e) prior to the Effective Time, the rights of the holders of shares of Company Common Stock and Company Series A Preferred Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided, however, that the rights granted to the holders of Company Common Stock and Company Series A Preferred Stock pursuant to the foregoing clause (e) of this Section 9.6 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion.

9.7           Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.8           Counterparts.  This Agreement may be executed in four (4) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

9.9           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.10           Submission to Jurisdiction; Waiver.  Each of Company, Stockholder Representative, Parent and Merger Sub irrevocably agrees (a) that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware and each of the Company, Stockholder Representative, Parent and Merger Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts, and (b) (1) to the extent such party is not otherwise subject to service or process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, or (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.  Each of Company, Stockholder Representative, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.11           Enforcement.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or to enforce specifically the terms and provisions of this Agreement.  In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

9.12           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13           Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB, COMPANY AND STOCKHOLDER REPRESENTATIVE HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman
Name:	Randy S. Selman
Title:	Chief Executive Officer

ONSTREAM MERGER CORP.

By:	/s/ Randy S. Selman
Name:	Randy S. Selman
Title:	President

NARROWSTEP INC.

By:	/s/ David C. McCourt
Name:	David C. McCourt
Title:	Chairman and Chief Executive Officer

Solely for purposes of Sections 1.13, 1.14, 8.4, 8.5 and Article IX:

/s/ W. Austin Lewis IV
W. AUSTIN LEWIS IV, AS STOCKHOLDER REPRESENTATIVE

[Signature Page to Agreement and Plan of Merger]

EXHIBIT C TO AGREEMENT AND PLAN OF MERGER AMONG ONSTREAM MEDIA
CORPORATION, ONSTREAM MERGER CORP., NARROWSTEP INC., AND W.
AUSTIN LEWIS IV

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT (this "Agreement"), dated _________ __, 2008, by and among Onstream Media Corporation (“Parent”), a Florida corporation, W. Austin Lewis IV, as CVR Representative (the "CVR Representative") and Interwest Transfer Co., as Rights Agent (the “Rights Agent”), in favor of each person (a “Holder”) who from time to time holds one or more Contingent Value Rights (the “CVRs”) to receive a number of shares of Parent common stock, $0.0001 par value per share (the “Parent Common Stock”), in the amounts and subject to the terms and conditions set forth herein.  A registration statement on Form S-4 (No. 333-______) (the “Registration Statement”) with respect to, among other securities, the CVRs, has been prepared and filed by Parent with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended  (the “Act”).  This Agreement is entered into in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May __, 2008, by and among Parent, Onstream Merger Corp. (“Merger Sub”), Narrowstep Inc. (the “Company”), and W. Austin Lewis IV, which sets forth the allocation of (i) one CVR for each outstanding share of Company Common Stock immediately prior to the Effective Time (including any Company Restricted Stock Awards outstanding immediately prior to the Effective Time) and (ii) one CVR issuable for each share of Company Common Stock issuable immediately prior to the Effective Time upon exercise of a Company Warrant, on the terms and subject to the conditions set forth herein.  Unless the context requires otherwise, terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

Section 1.    Appointment of Rights Agent.  Parent hereby appoints the Rights Agent to act in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

Section 2.    Issuance of CVRs; Form of CVR Certificate.

2.1    The CVRs shall be issued (i) as a portion of the Merger Consideration at the times and in the manner set forth in the Merger Agreement, and (ii) in connection with the exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement at the times and in the manner set forth in the Merger Agreement and in this Agreement.

2.2    In the event of the exercise of a Company Warrant prior to the Final Exercise Date (as defined herein), Parent shall, as soon as practicable following the date of such exercise, notify the Rights Agent of such exercise, including the name and mailing address of the exercising Company Warrant holder; and (ii) the Rights Agent shall record in the CVR Register (as defined herein) that such holder owns a number of CVRs equal to the number of shares of Company Common Stock that would have been issued if such exercise occurred immediately prior to the Effective Time.

2.3    As soon as practicable following the Final Exercise Date, Parent shall notify the Rights Agent of any Company Warrants that have not been exercised in full as of such time.  Any Company Warrants that are not exercised prior to the Final Exercise Date shall not be entitled to receive any CVRs or CVR Consideration (as defined herein); provided, however, that nothing contained herein shall affect the rights of the holders of Company Warrants to receive Parent Common Stock upon the exercise thereof in accordance with their respective terms and the Merger Agreement.

2.4    The CVRs shall be evidenced by certificates (the “CVR Certificates”), substantially in the form attached hereto as Exhibit A.  The CVR Certificates may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as Parent may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable law or with any rule or regulation made pursuant thereto.

2.5    The CVR Certificates shall be executed on behalf of Parent by the manual or facsimile signature of the present or any future President or Vice President of Parent, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Parent and countersigned by Rights Agent.  CVR Certificates shall be dated as of the date of the initial issuance thereof or the date of any subsequent transfer, as the case may be.

2.6    Notwithstanding the foregoing, CVRs issued upon exercise of Company Warrants may, at Parent's option, be issued in uncertificated form.  Any CVRs issued in uncertificated form shall be the same security, in every manner and in every respect, as a CVR for which a CVR Certificate has been issued (including, but not limited, with respect to the rights, powers, privileges and preferences existing under this Agreement.

Section 3.    Registration.

3.1    The Rights Agent shall maintain an ownership register (the "CVR Register") in which the Rights Agent shall provide for the registration of the CVRs, including any CVRs issued in certificated or book entry form to holders of Company Warrants.  Prior to transfer of any CVR as provided for herein, in the case of CVRs for which CVR Certificates have been issued, Parent and the Rights Agent may deem and treat the registered Holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than Parent or the Rights Agent), for the purpose of the CVR Consideration and for all other purposes, and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

2

3.2 A Holder may make a written request to the Rights Agent or Parent to change such Holder's address of record in the CVR Register.  Upon receipt of such written notice by the Rights Agent, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 4.    Payment and Exchange of CVRs.

4.1    CVR Exchange Ratio.

(a)    Subject to and in accordance with the terms of this Agreement, each CVR (including any CVRs owned by Company Warrant holders pursuant to this Agreement) shall be converted and become the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock (the "CVR Shares") equal to the sum of (i) the CVR Year One Exchange Ratio (as defined herein), plus (ii) the CVR Year Two Exchange Ratio (as defined herein), plus (iii) in the case of CVRs issued other than in respect of Company Warrants, the Warrant Expiration Exchange Ratio (as defined herein); plus (iv) the 2006 Warrant Expiration Exchange Ratio (as defined herein); provided, however, that, the maximum number of CVR Shares deliverable hereunder shall not exceed (A) 20,000,000, minus (B) the number of shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant to Section 1.6(a)(i)(a) of the Merger Agreement, excluding, in the case of this clause (B) any unvested Company Restricted Stock Awards that fail to vest in accordance with their respective terms, minus (C) the number of shares of Parent Common Stock into which shares of Company Series A Preferred Stock are converted pursuant to Section 1.6(a)(iv) of the Merger Agreement.  The CVR Shares that may be issued pursuant to the terms of this Agreement are sometimes referred to herein as the "CVR Consideration".  Notwithstanding anything in this Agreement to the contrary, the number referenced in clause (A) of the immediately preceding sentence shall, until the such time as any CVR Shares are issuable pursuant to Section 4.3(e) hereof, be deemed to equal 19,900,000 and thereafter shall be 20,000,000 less the number of shares of Parent Common Stock issued upon the cashless exercise of Company 2006 Warrants but such reduction not to exceed 100,000.

(b)    "CVR Year One Exchange Ratio" means the quotient obtained by dividing (i) the sum of (A) the First Year Revenue Shares (as defined herein), plus (B) the First Year Additional Revenue Shares (as defined herein), less (C) the lesser of 100,000 or the sum of the First Year Revenue Shares and the First Year Additional Revenue Shares by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement.  Notwithstanding anything contained herein to the contrary, in the event the CVR Year One Exchange Ratio is a negative number, the CVR Year One Exchange Ratio shall be deemed, for all purposes, to be zero.

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(c)    "First Year Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) two (2) multiplied by (B) the First Year Revenue (as defined herein) minus the Annualized Company Revenue (as defined in the Merger Agreement) or minus $4,500,000 if the Minimum Exchange Ratio (as defined in the Merger Agreement) exceeded the Exchange Ratio (as defined in the Merger Agreement); provided, however, that if the First Year Revenue exceeds $8,000,000, for purposes of this Section 4.1(c) only, First Year Revenue shall be deemed to be $8,000,000.  "First Year Revenue" means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's financial statements, with respect to the Business, during the period commencing on the Closing Date and ending on the one year anniversary of the Closing Date (such period the “First Year” and such anniversary, the "Twelve Month Anniversary") (the "First Year Gross Revenue"), minus (B) any First Year Bad Debt Expense (as defined herein).  "First Year Bad Debt Expense" means, subject to the immediately following sentence, an amount equal to the product of (X) (1) the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the First Year divided by First Year Gross Revenue (such quotient expressed as a percent) minus (2) one percent multiplied by (Y) First Year Gross Revenue, but only to the extent such product exceeds one percent (1.0%) of the First Year Gross Revenue.  Notwithstanding anything in this Agreement to the contrary, in the event First Year Bad Debt Expense exceeds nine percent (9.0%) of the First Year Gross Revenue, First Year Bad Debt expense shall be deemed to equal eight percent (8.0%) of the First Year Gross Revenue.

(d)    "Business" means the business of developing, selling and servicing (including, but not limited to, with respect to customers of Parent, or any of its affiliates, existing prior to the Effective Time) (i) any products or services offered by the Company or its subsidiaries on or prior to the date of the Merger Agreement; (ii) any products or services in development by the Company or its subsidiaries on or prior to the date of the Merger Agreement, including, but not limited to, the Company's "TelvOS" product; and (iii) any products or services derived or based, in whole or in part, on the products or services referenced in the foregoing clauses (i) and (ii).

(e)    "First Year Additional Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) one (1) multiplied by (B) an amount equal to the First Year Revenue minus $8,000,000.

(f)    "CVR Year Two Exchange Ratio" means the quotient obtained by dividing (i) (A) the Second Year Revenue Shares (as defined herein) minus (B) the lesser of (1) 100,000 less the number determined under Section 4.1(b)(i)(C) hereof or (2) the Second Year Revenue Shares by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement.  Notwithstanding anything contained herein to the contrary, in the event the CVR Year Two Exchange Ratio is a negative number, the CVR Year Two Exchange Ratio shall be deemed, for all purposes, to be zero.

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(g)    "Second Year Revenue Shares" means a number of shares of Parent Common Stock equal to the product of (A) one (1) multiplied by (B) an amount equal to (x) the Second Year Revenue (as defined herein) minus (y) the product of 0.5 and the First Year Revenue.  "Second Year Revenue" means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, consistently applied, with respect to the Business during the period commencing on the Twelve Month Anniversary and ending on the eighteen month anniversary of the Closing Date (such anniversary, the "Eighteen Month Anniversary") (the "Second Year Gross Revenue"), minus (B) any Second Year Bad Debt Expense (as defined herein).  "Second Year Bad Debt Expense" means, subject to the immediately following sentence, an amount equal to the product of (X) (1) the amount recorded by Parent or the Surviving Corporation as actual write-offs of revenue of the Business during the First Year divided by First Year Gross Revenue (such quotient expressed as a percent) minus (2) one percent multiplied by (Y) Second Year Gross Revenue, but only to the extent such product exceeds one percent (1.0%) of the Second Year Gross Revenue.  Notwithstanding anything in this Agreement to the contrary, in the event Second Year Bad Debt Expense exceeds nine percent (9.0%) of the Second Year Gross Revenue, Second Year Bad Debt expense shall be deemed to equal eight percent (8.0%) of the Second Year Gross Revenue.

(h)    "Warrant Expiration Exchange Ratio" means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) (A) the number of shares of Parent Common Stock holders of Company Warrants would have been entitled to receive pursuant to this Agreement if such holders exercised all Company Warrants in full prior to the Final Exercise Date, minus (B) the number of shares of Parent Common Stock holders of Company Warrants received (or became entitled to receive) in connection with CVRs acquired (or deemed to be acquired) upon exercise of all Company Warrants prior to the Final Exercise Date, by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares).

(i)     "2006 Warrant Expiration Exchange Ratio" means the quotient obtained by dividing (i) the positive difference, if any, obtained by subtracting (A) the product of 0.5 multiplied by the number of shares of Parent Common Stock acquired in the aggregate upon cashless exercises of the Company 2006 Warrants (as defined herein) from (B) 100,000 by (ii) the sum of (X) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Subsidiary Held Shares) plus (Y) the number of CVRs issuable upon exercise of the Company Warrants pursuant to Section 1.6(f) of the Merger Agreement.  "Company 2006 Warrants" means those warrants issued pursuant to that certain Purchase Agreement, dated as of February 22, 2006, by and among the Company and the purchasers named therein.

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(j)    Parent will deliver to Rights Agent all calculations and a list of any CVRs or CVR Shares to be issued including all registration and issuance information, as it is understood that the Rights Agent does not determine these matters.

4.2    Statements of Additional Shares.

(a)    No later than sixty (60) days after the Twelve Month Anniversary,  Parent shall deliver to CVR Representative a certificate setting forth a calculation of the CVR Year One Exchange Ratio.  Such statement shall be certified by Parent's chief financial officer ("Parent's Year One Report").

(b)    No later than sixty (60) days after the Eighteen Month Anniversary, Parent shall deliver to CVR Representative a certificate setting forth a calculation of the CVR Year Two Exchange Ratio.  Such statement shall be certified by Parent's chief financial officer ("Parent's Year Two Report").  Parent's Year One Report and Parent's Year Two Report are sometimes individually and collectively referred to herein as "Parent's Report".

(c)    If within thirty (30) days upon delivery of a Parent's Report, CVR Representative has not given written notice of its objection to such report (which notice shall state in reasonable detail the basis of CVR Representative's response or objection), then such Parent's Report shall be binding on the Holder.  If CVR Representative gives Parent a written objection and if the parties fail to resolve the issues outstanding with respect to such report within a period of thirty (30) days after notification of rejection, the parties shall submit the issues remaining in dispute to an independent public accounting firm (the "Independent Accountant") acceptable to the parties for resolution.  The parties agree to execute such engagement or similar letter as reasonably requested by the Independent Accountant.  If issues are submitted to the Independent Accountant for resolution, the parties shall or cause to be furnished to the Independent Accountant such work papers and other documents and information related to those disputed issues as the Independent Accountant may request and are available to that party or its representatives before the opportunity to present to the Independent Accountant any material related to the disputed issues and discuss the issues with the Independent Accountant.  Parent and the CVR Representative shall use their commercially reasonable efforts to cause the Independent Accountant to make a determination within thirty days of accepting its selection.

(d)    The decision of the Independent Accountant shall be final, binding and conclusive resolution of the parties' dispute, shall be non-appealable and shall not be subject to further review.

(e)    Parent will bear one hundred percent (100%) of the fees and costs of the Independent Accountant for such determination; provided, however, that in the event that the Independent Accountant determines pursuant to Section 4.2(d) that a Parent's Report, as submitted pursuant to Section 4.2(a) or Section 4.2(b), as applicable, is correct, then the fees and costs of the Independent Accountant (the "Accountant Fees") shall be paid by Parent to the Independent Accountant and to the extent so paid shall be set off against the number of CVR Shares otherwise deliverable to Holders hereunder, in accordance with the following sentence of this Section 4.2(e).  The aggregate CVR Shares issuable in respect of (i) the Year One Exchange Ratio shall be reduced by an amount equal to the quotient obtained by dividing the Accountant Fees relating to Parent's Year One Report by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of determination of the Year One Exchange Ratio, and (ii) the Year Two Exchange Ratio shall be reduced by an amount equal to the quotient obtained by dividing the Accountant Fees relating to Parent's Year Two Report by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of determination of the Year Two Exchange Ratio.

(f)    Upon delivery of a Parent's Report, Parent will provide the CVR Representative and its accountants and advisors access to (i) Parent's Chief Financial Officer for questions, and (ii) the books and records of the Surviving Corporation (including any work papers used to prepare a Parent's Report) and such other information requested by such persons, in each case to the extent reasonably necessary related to the CVR Representative's evaluation of a Parent's Report and the calculations therein.

4.3    Issuance of CVR Shares.

(a)    The date on which the Parent's Year One Report becomes final and binding on the parties pursuant to Section 4.2 hereof shall be referred to herein as the "Year One Final Determination Date" and the date on which the Parent's Year Two Report becomes final and binding on the parties pursuant to Section 4.2 hereof shall be referred to herein as the "Year Two Final Determination Date".  Each of the Year One Final Determination Date and the Year Two Final Determination Date are sometimes referred to herein as a "Final Determination Date".

(b)    On the Year One Final Determination Date, each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the CVR Year One Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

(c)    On the Year Two Final Determination Date, each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the CVR Year Two Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

(d)    On the Year Two Final Determination Date, each CVR outstanding immediately prior to such date (other than CVRs issued in respect of Company Warrants) shall be entitled to receive a number of Shares of Parent Common Stock equal to the Warrant Expiration Exchange Ratio as finally determined hereunder and subject to the maximum number of CVR Shares set forth in Section 4.1(a).

(e)    On the first business day following the expiration date of the Company 2006 Warrants (or such earlier date as when each outstanding Company 2006 Warrant has been exercised in full), each CVR outstanding immediately prior to such date shall be entitled to receive a number of shares of Parent Common Stock equal to the 2006 Warrant Exchange Ratio, subject to the maximum number of CVR Shares set forth in Section 4.1(a). The Parent may at its sole option elect to issue the shares under this Section 4.3(e) on a date earlier than stated herein.

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(f)    Notwithstanding anything in foregoing to the contrary, if prior to either the Year One Final Determination Date or the Year Two Final Determination Date, there is a change in the number or class of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split), stock dividend, combination or exchange of shares, the number of shares of Parent Common Stock to be issued in exchange for the CVRs pursuant to Sections 4.1(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.4 or 4.5 hereof, as the case may be, shall be correspondingly adjusted to reflect such event.

(g)    No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement.  In lieu of fractional shares, each Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such Holder), shall have any fractional shares rounded down to the nearest whole share of Parent Common Stock.

4.4    Change of Control.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event Parent publicly announces (or is required by law to publicly announce) a Change of Control (as defined herein) transaction at any time before the six month anniversary of the date of this Agreement (the "Six Month Anniversary"), the Surviving Person (as defined herein) shall assume all of the Parent's and the Surviving Corporation's obligations under this Agreement pursuant to Section 14.1 through 14.3 hereof.  In the event Parent enters into a Change of Control at any time on or after the Six Month Anniversary and the Surviving Person does not assume all of the Parent’s and the Surviving Corporation’s obligations under this Agreement pursuant to Section 14.1 through 14.3 hereof, then subject to and in accordance with the terms of this Agreement, immediately following such announcement each CVR shall be converted and become the right to receive a number of CVR Shares as set forth in Section 4.4(b) below.

(b)    Subject to the conditions set forth in Section 4.4(a) above, in the event Parent publicly announces (or is required by law to publicly announce) (the date of such announcement or required announcement, the "Post-Six Month Change of Control Announcement Date") a Change of Control at any time on or after the Six Month Anniversary (a "Post-Six Month Change of Control"), each CVR (including any CVRs owned by Company Warrant holders pursuant to Section 2.2 hereof and any CVRs issued in respect of Company Restricted Stock Awards) shall be converted and become the right to receive a number of CVR Shares equal to the CVR Year One Exchange Ratio plus the CVR Year Two Exchange Ratio (except that in calculating each of such ratios, First Year Revenue and Second Year Revenue shall each be deemed to equal the corresponding portion of the Change of Control Revenue (as defined herein) relative to each of those two periods, respectively).

(c)    Notwithstanding the above, nothing in this Section 4.4 shall result in (i) a change in the calculation of the CVR Year One Exchange Ratio set forth in Section 4.1(b), or the replacement of First Year Revenue used in that calculation, if the Change of Control occurs after the Twelve Month Anniversary or (ii) a change in the calculation of the CVR Year Two Exchange Ratio set forth in Section 4.1(f), or the replacement of Second Year Revenue, if the Change of Control occurs after the Eighteen Month Anniversary.

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(d)    "Change of Control Revenue " means (A) all revenue recognized by Parent, the Surviving Corporation or any of their respective affiliates, in accordance with generally accepted accounting principles, applied on a basis consistent with the Company's financial statements, with respect to the Business ("Business Revenue"), during the period commencing on the Closing Date and ending on the last full quarter immediately preceding the Post-Six Month Change of Control Announcement Date, plus (B) the Estimated Quarter Amount (as defined below) for the quarter during which the Post-Six Month Change of Control occurs, plus (C) an amount equal to (x) the Estimated Quarter Amount multiplied by (y) the average quarter over quarter growth rate (expressed as a decimal plus 1.0) for the immediately preceding two quarters multiplied by (z) the number of quarters remaining until and including the occurrence of Eighteen Month Anniversary, in each case compounded quarterly.  Business Revenue calculated under this Section 4.4(d), as well as under Section 4.4(e) below, shall reflect (i) a reduction for (1) bad debt expense computed on basis consistent with Section 4.1(c) of this Agreement and (2) non-recurring fees and terminated contracts computed on a basis consistent with clauses (C)(i) and (C)(ii) contained in the second sentence of Section 1.1(e) of the Merger Agreement; and (ii) an increase for Eligible Contracts computed on a basis consistent with clause (B) of the second sentence of Section 1.1(e) of the Merger Agreement.

(e)   "Estimated Quarter Amount" means (1) all Business Revenue during each completed month during such quarter plus (2) (x) all Business Revenue for the last completed month during such quarter multiplied by (y) the average month over month growth rate (expressed as a decimal plus 1.0) for the immediately preceding three months multiplied by (z) the number of remaining uncompleted months in such quarter.

(f)    For purposes of this Agreement, "Change of Control" means (1) the consummation of any transaction, including without limitation, any merger or consolidation, pursuant to which any of the voting stock of Parent is converted into or exchanged for cash, securities or other property, other than any transaction where the voting stock of Parent outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee entity constituting more than 50% of such voting stock of such surviving or transferee entity (immediately after giving effect to such issuance); or (2) a sale of all or substantially all of Parent’s assets.

4.5    Issuance of CVR Shares upon Exercise of Company Warrants.

(a)    As soon as practicable, and in any event within ten business days, after each of the Year One Final Determination Date and the Year Two Final Determination Date, Parent shall deliver to each holder of an outstanding Company Warrant a notice stating (i) the number of CVR Shares issuable in respect of each share of Parent Common Stock subject to such Company Warrant with respect to the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio, as applicable; and (ii) in order to receive such CVR Shares the holder must exercise the Company Warrant by not later than the Initial Exercise Date (as defined herein) and the Final Exercise Date, as applicable, except that if the holder exercises subsequent to the Initial Exercise Date but prior to the Final Exercise Date, such holder shall be entitled to receive any CVR Shares payable in respect of the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio.  "Initial Exercise Date" means the thirty day anniversary of  the Year One Final Determination Date.   "Final Exercise Date" means the thirty day anniversary of  the Year Two Final Determination Date.

(b)    In the event of any exercise of any Company Warrant prior to the Final Exercise Date in accordance with the terms of such Company Warrants, in lieu of issuing CVR Certificates to the holder of such Company Warrant, the Rights Agent shall (i) record such issuance of CVRs in the CVR Register in accordance with Section 2.2 hereof and (ii) in the same manner and the same times it delivers CVR Shares to CVR Holders pursuant to Section 4.6 of this Agreement, deliver to such Company Warrant holder the number of CVR Shares such holder became entitled to receive by virtue of exercising such Company Warrant.

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(c)    As soon as practicable, and in any event within ten business days, after the Post-Six Month Control Announcement Date, Parent shall deliver to each holder of an outstanding Company Warrant a notice stating (i) the number of CVR Shares issuable in respect of each share of Parent Common Stock subject to such Company Warrant pursuant to Section 4.4 hereof; and (ii) in order to receive such CVR Shares the holder must exercise the Company Warrant by not later than the Post-Six Month Change of Control Exercise Date.  "Post-Six Month Change of Control Exercise Date" means the thirty-five day anniversary of the Post-Six Month Change of Control Announcement Date.

(d)    In the event of any exercise of any Company Warrant prior the Post-Six Month Change of Control Exercise Date, in accordance with the terms of such Company Warrants, in lieu of issuing CVR Certificates to the holder of such Company Warrant, the Rights Agent shall (i) record such issuance of CVRs in the CVR Register in accordance with Section 2.2 hereof and (ii) in the same manner and the same time it delivers CVR Shares to CVR Holders pursuant to Section 4.6 of this Agreement, deliver to such Company Warrant holder the number of CVR Shares such holder became entitled to receive by virtue of exercising such Company Warrant.

(e)    Prior to any delivery of CVR Shares pursuant to Sections 4.4(b) or 4.4(d) above, each holder who exercises a Company Warrant shall be the Holder of a CVR evidencing such CVR Shares deliverable in respect thereof and may transfer such ownership in accordance with Article 6 hereof, regardless of whether such CVR was issued in uncertificated form.

4.6    Delivery of CVR Shares.

(a)    Each Holder of record of CVRs (including CVRs issued to holders of Company Warrants) as of the Initial Exercise Date and as of the Final Exercise Date, shall be entitled to receive CVR Shares issuable in respect of the Year One Exchange Ratio (in the case of the Initial Exercise Date) and the Year Two Exchange Ratio (in the case of the Final Exercise Date).  Within ten business days after each of the Initial Exercise Date and the Final Exercise Date, Parent shall issue and deliver to each CVR Holder as of such date a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore owned by such person shall have been converted pursuant to the provisions of this Agreement.  Shares of Parent Common Stock into which the CVRs shall be converted (including exercised Company Warrants) at the Year One Final Determination Date and the Year Two Final Determination Date, as applicable, shall be deemed to have been issued on such respective date.  If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable.

(b)    Notwithstanding the foregoing, in the event of conversion of the CVRs upon a Change of Control pursuant to Section 4.4 hereof, Parent shall deliver CVR Shares to the Holders (including the Company Warrant holders) in accordance with the procedures set forth in this Section 4.6(b).  Parent shall issue and deliver to each CVR Holder as of the Post-Six Month Change of Control Exercise Date a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore owned by such person shall have been converted pursuant to the provisions of this Agreement.  Shares of Parent Common Stock into which the CVRs shall be converted (including in the case of exercised Company Warrants) shall be deemed to have been issued on such respective date.  If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable.

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4.7    Lost Certificates.  If any CVR Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CVR Certificate to be lost, stolen or destroyed and, if required by the Rights Agent, the posting by such person of an open ended indemnity bond as indemnity of both Parent and Rights Agent against any claim that may be made against it with respect to such CVR Certificate, the Rights Agent shall deliver in exchange for such lost, stolen or destroyed CVR Certificate (a) if prior to a Final Determination Date, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so lost, stolen or destroyed or (b) if after a Final Determination Date, the applicable certificates representing shares of Parent Common Stock.

4.8    Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of CVRs such amounts as it is required to deduct and withhold with respect to the making of such payment under the any provision of federal, state, local or foreign tax law.  To the extent that amounts are so withheld by Parent and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the CVRs in respect of which such deduction and withholding was made.

Section 5.    Registration of CVRs.

5.1    The CVRs have been registered pursuant to the Registration Statement under the Act.  Parent covenants and agrees:

(a)    to prepare and file with the SEC such amendment and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary and to maintain the effectiveness of the Registration Statement so long as any CVRs or Company Warrants remain outstanding;

(b)    as expeditiously as possible, to register or qualify the CVRs under the Securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary; and

(c)    to pay all expenses incurred by it in complying with this Section 5.1, including, without limitation, (i) all registration and filing fees, (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for Parent, and (iv) all National Association of Securities Dealers,  Inc., FINRA,  and Blue Sky fees and expenses.

Section 6.    Exchange, Transfer, or Assignment of CVRs.

6.1    CVRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof.  A “Permitted Transfer” shall mean the transfer of any or all of the CVRs by operation of law (including a consolidation or merger) or in connection with the dissolution of any corporation or other entity.

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6.2    In the event of a Permitted Transfer, CVRs may be assigned or transferred upon surrender of CVR Certificates to the Rights Agent (except with respect to such Holders for which CVR Certificates were not issued), accompanied (if so required by Parent or the Rights Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to Parent and the Rights Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be have a Medallion Guarantee from a commercial bank or trust company having an office in the United States, by a broker or dealer that is a member of the National Association of Securities Dealers, Inc., or by a member of a national securities exchange.  Upon any such registration of transfer, a new CVR Certificate shall be issued to the transferee and the surrendered CVR Certificate shall be cancelled by the Rights Agent.  CVR Certificates so cancelled shall be delivered by the Rights Agent to Parent from time to time or otherwise disposed of by the Rights Agent in its customary manner.

6.3    The cost of any transfer or assignment of CVRs shall be paid (including the cost of any transfer tax) by the holder, based on the Rights Agents customary fee schedule, and any new CVR Certificates issued pursuant to this Section 6 shall be dated the date of such transfer or assignment.

6.4    Notwithstanding anything in the foregoing to the contrary, a Company Warrant holder (or former Company Warrant holder) that owns a CVR, regardless of whether such CVR was issued in uncertificated form, may effect a Permitted Transfer by delivering to the Rights Agent such documentation as reasonably requested by the Rights Agent.

Section 7.    Parent Covenants Regarding Operation of the Business.

7.1    From and after the Effective Time and until the Eighteen Month Anniversary, Parent and the Surviving Corporation, shall perform, or cause to be performed, the actions set forth in Sections 7.2 and 7.3 hereof with respect to the Business.

7.2    Parent shall keep complete and accurate records with respect to the Business.  The books and records shall be maintained in such a manner that the CVR Year One Exchange Ratio and the CVR Year Two Exchange Ratio shall be readily verifiable and shall be available for inspection by the CVR Representative upon reasonable prior notice during normal business hours.

7.3    Parent shall operate the Business, or cause the Business to be operated, (i) using commercially reasonable efforts to maximize revenues generated by the Business and to minimize write-offs of such revenues, and (ii) without limiting the generality of the foregoing, in accordance with the Plan.

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7.4    Notwithstanding anything contained in this Agreement, Parent may discontinue the operations of the Business of the Surviving Corporation at any time following the three month anniversary of the Effective Time, without the consent of the Holders or the CVR Representative and without liability to the Holders or the CVR Representative with respect to such discontinuation, in the event that Parent's Board of Directors determines in good faith that, despite compliance with Sections 7.1 through 7.3 hereof, it is reasonably certain that (i) First Year Revenue will not exceed the Annualized Company Revenue or (ii) in the case of a determination after the Twelve Month Anniversary, the Second Year Revenue will not exceed 50% of the First Year Revenue.

Section 8.    Rights of CVR Certificate Holder.  Except as otherwise provided in this Agreement, the Holder of any CVR Certificate or CVR, shall not, by virtue thereof, be entitled to any rights of a stockholder of Parent, either at law or in equity.   The rights of the Holders are limited to those expressed in this Agreement and the Merger Agreement and, in the case of holders of any Company Warrants, in such Company Warrants and any related agreements pursuant to which such Company Warrants were issued.

Section 9.    Availability of Information.  Parent will provide to the Rights Agent all information in connection with this Agreement and the CVRs that the Rights Agent may reasonably request.

Section 10.         Reservation of Stock.  Parent covenants that it will reserve from its authorized and unissued Parent Common Stock a sufficient number of shares to provide for the issuance of Parent Common Stock pursuant to the CVRs (including Parent Common Stock issuable pursuant to CVRs issued, or that may be issued, to holders of Company Warrants).  Parent further covenants that all shares that may be issued pursuant to the CVRs will be free from all taxes, liens and charges in respect of the issue thereof.  Parent agrees that its issuance of the CVRs shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Parent Common Stock issuable pursuant hereto and that upon issuance such shares of Parent Common Stock shall be validly issued, fully paid and nonassessable.

Section 11.   Tax Treatment.  Parent (and each of its affiliates) shall for federal income tax purposes treat any issuance of CVR Shares as a payment made in connection with the acquisition of Company Common Stock, and Parent (and each of its affiliates) shall file any tax return reporting the issuance of CVR Shares consistent with such treatment.

Section 12.   Duties of Rights Agent.  The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Parent and the Holders, by their acceptance hereof, shall be bound.

12

12.1         The statements contained herein and in the CVR Certificates shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it.  The Rights Agent assumes no responsibility with respect to the delivery of CVRs and the CVR Consideration except as herein otherwise provided.

12.2         The Rights Agent shall not be responsible for any failure of Parent to comply with any of the covenants contained in this Agreement or in the CVR Certificates to be complied with by Parent.

12.3          The Rights Agent shall have no duties or obligations other than those specifically set forth in this Agreement.

12.4          The Rights Agent shall not be obligated to take any action hereunder which may, in the Rights Agent’s sole judgment, involve any expense or liability to the Rights Agent unless it shall have been furnished with indemnity against such expense or liability which, in the Rights Agent’s sole judgment, is adequate.

12.5         The Rights Agent may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, instruction, letter, telegram or other document, or any security, delivered to the Rights Agent and believed by the Rights Agent to be genuine and to have been signed by the proper party or parties.

12.6          The Rights Agent may rely on and shall be protected in acting upon the written instructions of the Parent, its counsel, or its representatives.

12.7         The Rights Agent shall not be liable for any claim, loss, liability or expense incurred without the Rights Agent’s gross negligence or willful misconduct, arising out of or in connection with the administration of the Rights Agent’s duties hereunder.

12.8         The Rights Agent may consult with counsel, and the written advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Rights Agent hereunder in accordance with such advice of such counsel or any such opinion of such counsel.

12.9         Notwithstanding any other provision of this Agreement, the Rights Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Rights Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

12.10       IN NO EVENT SHALL THE RIGHTS AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE RIGHTS AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

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12.11       In the event that the Rights Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until the questions regarding its duties and rights are clarified to its satisfaction or it shall be directed otherwise by a final judgment of a court of competent jurisdiction.

12.12       Parent will pay the Rights Agent its customary fees plus expenses, including without limitation fees and expenses of legal counsel, and disbursements, as previously provided to Parent.

12.13       Parent covenants and agrees to indemnify and hold harmless the Rights Agent, its directors, officers, employees, attorneys and agents (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, costs or expenses (including reasonable attorney’s fees and expenses and court costs), arising out of or attributable to its acceptance of its appointment and execution and performances of its duties as the Rights Agent hereunder, provided however, that such indemnification shall not apply to losses, damages, liabilities, costs or expenses finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Rights Agent. The Rights Agent shall notify the Issuer in writing of any written asserted claim against the Rights Agent or of any other action commenced against the Rights Agent reasonably promptly after the Rights Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuer shall be entitled to participate at its own expenses in the defense of any such claim or other action and, if the Issuer so elects, the Parent may assume the defense of any pending or threatened action against the Rights Agent in respect of which indemnification may be sought hereunder; provided however, that the Parent shall not be entitled to assume the defense without Rights Agent’s explicit agreement and agrees to pay the costs of counsel for Rights Agent in monitoring of any such action if defense has been assumed by Parent.

12.14       Notwithstanding anything else provided for in this agreement, the provisions of this Section 12 shall survive the resignation or removal of the Rights Agent and the termination of this Agreement.

12.15       The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof.  The Rights Agent shall not be liable for anything, which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith.

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Section 13.    Change of Rights Agent.

13.1   Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

13.2   The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Parent notice in writing, specifying a date when such resignation shall take effect, which notice shall be sent at least 15 days prior to the date so specified.  If the Rights Agent shall resign or otherwise become incapable of acting, Parent shall appoint a successor to the Rights Agent reasonably acceptable to the CVR Representative.  After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent copies of all books, records, plans, and other documents in the former Rights Agent's possession relating to the CVRs or this Agreement and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose.  Failure to give any notice provided for in this Section 13.2 or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

13.3   The Rights Agent may be removed at any time upon 15 days written notice by act of the CVR Representative and Parent.

13.4   If at any time the Rights Agent shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.

13.5   Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register.  Each notice shall include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

13.6   Each successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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Section 14.   Consolidation, Merger, Sale or Conveyance.

14.1   Company May Not Consolidate, Etc.  So long as the CVRs remain outstanding, Parent and the Surviving Corporation shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(a)   in the case where Parent or the Surviving Corporation shall consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which Parent or the Surviving Corporation is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Parent or the Surviving Corporation substantially as an entirety (the “Surviving Person”) shall assume in writing all of Parent's and the Surviving Corporation's obligations under this Agreement; and

(b)   Parent or the Surviving Corporation has delivered to the Rights Agent an officer’s certificate stating that such consolidation, merger, conveyance, transfer or lease complies with all of the terms of Sections 14.1 through 14.3 hereof and that all conditions precedent herein provided for relating to such transaction have been complied with.

(c)   For purposes of this Section 14.1, "convey, transfer or lease its properties and assets substantially as an entirety" means properties and assets contributing in the aggregate at least 60% of Parent's or the Surviving Corporation's total consolidated revenues as reported in Parent's last available periodic financial report (quarterly or annual, as the case may be).

14.2   Successor Substituted.  Upon any consolidation of or merger by Parent with or into any other person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any person in accordance with Section 14.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

14.3   Joint and Several Liability.  Parent, the Surviving Corporation and Merger Sub are jointly and severally responsible for the performance of all actions, and the payment of all sums and delivery of all CVR Shares, required under this Agreement of any of such party.

Section 15.   CVR Representative.

15.1   Designation; Duties.  The (i) adoption and approval of the Merger Agreement by the stockholders of the Company, and (ii) any exercise of the Company Warrants by the holder thereof, shall constitute by each such person, respectively, the authorization, designation and appointment of the CVR Representative, in each case to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Holders by the consent of the Holders and as such is hereby authorized and directed to (a) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Holders and making any and all determinations required by this Agreement) which may be required in carrying out his duties under this Agreement, (b) give notices and communications on behalf of the Holders as set forth in this Agreement, (c) exercise such other rights, power and authority as are authorized, delegated and granted to the CVR Representative under this Agreement in connection with the transactions contemplated by the Merger Agreement and hereby, and (d) exercise such rights, power and authority as are incidental to the foregoing, and any decision or determination made by the CVR Representative consistent therewith shall be absolutely and irrevocably binding on each Holder as if such Holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Holder’s individual capacity.

16

15.2   Removal; Successor CVR Representative.  The CVR Representative may be removed at any time by act of the Holders of a majority of the outstanding CVRs (the “Majority Holders”).  In the event the Majority Holders determine to remove the CVR Representative, the Majority Holders shall give notice of the removal of the CVR Representative and the appointment of a successor CVR Representative by delivering written notice of such event by first-class mail to Parent.  Any such notice shall include the name and address of the successor CVR Representative.  Any successor CVR Representative appointed hereunder shall execute, acknowledge and deliver to Parent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor CVR Representative shall be become vested with the powers of the prior CVR Representative.

15.3   No Liability.  The CVR Representative shall not be liable, in any manner or to any extent, for any mistake or fact or error of judgment or for any acts or omissions by it of any kind, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct, gross negligence or bad faith.  The Holders shall jointly and severally indemnify the CVR Representative and hold it harmless against any and all liabilities incurred by it, except for liabilities incurred by the CVR  Representative resulting from its own willful misconduct, gross negligence or bad faith, provided, however, that any indemnification obligations of the Holders shall be satisfied solely out of the CVR Shares deliverable under this Agreement, but only to the extent such CVR Shares were not issued prior to the time such indemnification obligation arises.  The CVR Representative shall be entitled to receive a number of CVR Shares equal to the quotient obtained by dividing the amount of the indemnification obligation referenced in the immediately preceding sentence by the average of the last reported sales prices of Parent Common Stock on the primary exchange where it is traded for the last fifteen trading days immediately preceding the date of issuance of such shares pursuant to this Agreement.

15.4   Decision of CVR Representative.  A decision, act, consent or instruction of the CVR Representative shall constitute a decision of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent may rely upon any decision, act, consent or instruction of the CVR Representative as being the decision, act, consent or instruction of each and every such Holder.

17

Section 16.   Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 17.   Counterparts.  This Agreement may be executed in any number of counterparts; and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

Section 18.   Headings.  The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 19.   Amendments.  This Agreement may be amended by the written consent of Parent and the affirmative vote or the written consent of Holders holding not less than a majority of the then outstanding CVRs; provided, however, that no such modification or amendment to this Agreement may, (i)  without the consent of each Holder affected thereby, change in manner adverse to the Holders, (a) the amount of CVR Consideration to be issued according to the terms of this Agreement to the Holders of the CVRs, or (b) the provisions of this Section 19; (ii) without the consent of the Rights Agent, change in a manner adverse to the Rights Agent any of its rights or obligations under this Agreement or the provisions of this Section 19; and (iii) without the consent of the CVR Representative, change in a manner adverse to the CVR Representative any of its rights or obligations under this Agreement or the provisions of this Section 19.

Section 20.   Notices.  Any notice or other communication hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable overnight courier service, or (iii) on the date of confirmation of receipt (or the first business day following receipt if the date of such receipt is not a business day) of facsimile transmission, in each case to the intended recipient set forth below:

If to Parent:

Onstream Media Corporation
1291 S.W. 29th Avenue
Pompano Beach, Florida 33069
Attention:  Randy Selman
Telephone: (954) 917-6655
Facsimile: (954) 917-7700

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If to the Rights Agent:

Interwest Transfer Co.
1981 E 4800 South, Ste. 100
Salt Lake City, UT 84117
Telephone:
Facsimile:

If to CVR Representative:

W. Austin Lewis IV
c/o Lewis Asset Management
45 Rockefeller Plaza, Suite 2570
New York, NY  10011
Telephone:  (212) 332-3450
Facsimile:    (212) 399-0941

Any party may, by notice given in accordance with this Section 20 to the other parties, change the address for receipt of notices hereunder.

Section 21.   Benefits of this Agreement.  Nothing in this Agreement shall be construed to give to any person or corporation, other than Parent, the Rights Agent, the CVR Representative and the Holders, any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Parent, the Rights Agent, the CVR Representative and the registered Holders.

Section 22.    Governing Law; Submission to Jurisdiction.  As between Parent and CVR Representative, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws provisions.  The parties hereto agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of Florida, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 20 shall be deemed effective service of process on such party.

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As between the Parent or CVR Representative, on the one hand, and Rights Agent, on the other hand, this Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made in Utah by persons domiciled in Salt Lake City and without regard to its principles of conflicts of laws.  Each of the Parties agrees to submit himself to the in personam jurisdiction of the state and federal courts situated within the State of Utah with regard to any controversy arising out of or relating to this Agreement.   Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  The parties hereby waive all rights to a trial by jury.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ONSTREAM MEDIA CORPORATION

By:
Name:
Title:

Interwest Transfer Co., as Rights Agent

By:
Name:
Title:

W. Austin Lewis IV, as CVR Representative

Name:

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Exhibit A

ONSTREAM MEDIA CORPORATION

CONTINGENT VALUE RIGHTS TO RECEIVE SHARES OF COMMON STOCK

THIS CERTIFIES THAT, FOR VALUE RECEIVED, __________________, or its permitted assigns, is the registered holder of _______________ Contingent Value Rights of Onstream Media Corporation, a Florida corporation (“Parent”), subject to the terms of the Contingent Value Rights Agreement (“CVR Agreement”), dated _______________, 2008, between Parent, W. Austin Lewis IV (the "CVR Representative") and Interwest Transfer Co. (the "Rights Agent").
REFERENCE IS MADE TO THE PROVISIONS OF THIS CVR CERTIFICATE SET FORTH ON THE REVERSE SIDE HEREOF.  SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH ON THE FRONT OF THIS CERTIFICATE.
This CVR Certificate shall be governed by and construed in accordance with the laws of the State of Florida.
IN WITNESS WHEREOF, Parent has caused this CVR Certificate to be executed by its duly authorized officer.

Dated:	ONSTREAM MEDIA CORPORATION

By:
Name:
Title:

Countersigned:
Interwest Transfer Co., As Rights Agent

By:
Name:
Title:

1

This CVR Certificate is subject to all of the terms, provisions and conditions of the Contingent Value Rights Agreement, dated as of _______________________, 2008 (the “CVR Agreement”), by and among Parent,  Rights Agent and the CVR Representative, to all of which terms, provisions and conditions the registered holder of the CVR consents by acceptance hereof.  Copies of the CVR Agreement are available for inspection at the principal office of the Rights Agent or may be obtained upon written request addressed to the Rights Agent at its principal office at [__________________________________].
Parent shall not be required, upon conversion of the CVRs evidenced by this CVR Certificate into shares of common stock of Parent, to issue fractional shares, but shall round down to the nearest whole share of Parent Common Stock as provided in the CVR Agreement.
Parent has filed and caused to become effective a registration statement under the Securities Act of 1933, as amended, covering the CVRs and CVR Shares (as defined in the Agreement) and has agreed to register or qualify the CVRs and the CVR Shares to be delivered upon conversion of the CVRs under the laws of each jurisdiction in which such registration or qualification is necessary.
The holder of this CVR Certificate shall not, by virtue hereof, be entitled to any of the rights of a stockholder in Parent, either at law or in equity, and the rights of the holder are limited to those expressed in the CVR Agreement.
Every holder of this CVR Certificates, by accepting the same, consents and agrees with Parent, the Rights Agent and with every other holder of a CVR Certificate that Parent and the Rights Agent may deem and treat the person in whose name this CVR Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone other than Parent or the Rights Agent) for all purposes whatsoever and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

2

This CVR Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
The CVR Agreement and this CVR Certificate shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws.
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM, as tenants in common
TEN ENT, as tenants by the entireties
JT TEN, as joint tenants with right of survivorship and not as tenants in common
COM PROP, as community property
UNIF GIFT MIN ACT, ___________ Custodian ____________________-(Cust) (Minor) Under Uniform Gifts to Minors Act

_____________________________________________________ (State)

Addition abbreviations may also be used though not in the above list.

For Value Received ________________ hereby sells, assigns and transfers unto ________________ Contingent Value Rights ("CVRs") represented by this Certificate, and do hereby irrevocably constitute and appoint _____________________________ Attorney in Fact to transfer the said CVRs on the books of the within named Corporation with full power of substitution in the premises.

Dated _____________________________

In the presence of _______________________________________________________

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Exhibit E

AGREEMENT AND PLAN OF MERGER AMONG ONSTREAM MEDIA CORPORATION, ONSTREAM MERGER CORP., AND NARROWSTEP, INC.
Schedule E - The Plan
	(All amounts in US dollars)
	June 08	July 08	Aug 08	Sept 08
Cash Proceeds:
Proceeds from Customer Receivables	325,000	325,000	325,000	325,000
Proceeds from Equipment Sales				150,000
Proceeds from Additional Investment				300,000
Total Cash Proceeds	325,000	325,000	325,000	775,000

Cash Payments for Operating Expenses:
Total Consulting	63,483	52,658	47,458	25,208
Salaries (including severance and Ari Kestin)	301,698	256,348	357,693	185,518
Benefits/Taxes (including Ari Kestin)	45,255	38,452	53,654	27,828
Network	60,000	57,500	57,500	57,500
Rent UK	23,000	23,000	23,000	23,000
Travel Related (including Ari Kestin)	18,000	18,000	18,000	20,000
Bar-Cohen Allowances	11,000	11,000
Telephone/Mobile/Internet	8,000	8,000	8,000	8,000
Barclays Lease (principal and interest)	15,150	15,150	15,150	15,150
Cleaning	900	900	900	900
Repairs & Maintenance - Bldg	500	500	500	500
Office Supplies	500	500	500	500
Printing	600	600	600	600
Expense Equipment	500	500	500	500
Auditing & Tax	1,300	1,300	125,000	1,300
Dues & Subscriptions	200	200	200	200
State & Reg Fee	200	200	200	200
License & Registration	200	200	200	200
Bank Charges	600	600	600	600
Trade Shows	500	500	500	500
Postage/Freight	1,000	1,000	1,000	1,000
Miscellaneous	5,000	5,000	5,000	5,000
Property Tax	7,870	7,870	7,870	7,870

Total Operating Expenses	565,455	499,978	724,024	382,073

Other Cash Payments:

Sprint Contract Termination				50,000
D&O insurance				120,000
Deal Costs (Onstream)				35,000
Deal Costs (NS)	240,000	60,000	50,000	110,000

Total Other Cash Payments	240,000	60,000	50,000	315,000

Total Cash Payments	805,455	559,978	774,024	697,073

Net Increase (Decrease) in Cash	(480,455)	(234,978)	(449,024)	77,927
Beginning Cash Balance	2,348,048	1,867,593	1,632,615	1,183,591
Ending Cash Balance	1,867,593	1,632,615	1,183,591	1,261,518

In the event the Closing is after September 30, 2008, ONSM will provide NS with additional monthly columns as necessary to supplement the above schedule.

Upon signing of Definitive Agreement, NS will terminate the following employees and positions, effective after the indicated number of days, counting from the date of the definitive agreement:

See Schedule E -1

The following NS employees will be reviewed by Randy Goins and Ari Kestin and by June 1, 2008 they will deliver a list of NS employees to be terminated.

See Schedule E -1

Headcount as of Merger Agreement Date	37
Headcount as of Closing Date	22
Headcount at Expiration of Transitional Agreements	21

On signing of Definitive Agreement, NS will terminate the following consultant/third party manpower agreements:

See Schedule E -1

The following NS consultants will be reviewed by Randy Goins and Ari Kestin and by June 1, 2008 they will deliver a list of NS consultants to be terminated.

See Schedule E -1

Narrowstep is responsible for the funding of all salaries and benefits for the terminated employees and consultants, as well as the cost of any severance, from pre-closing cash.

By closing, NS will execute employment contracts, effective through one-year after closing, with the following:

See Schedule E -1

The cost of Onstream's employment agreement with Ari Kestin, who will be hired as of the date of the Definitive Agreement, will be funded from NS cash through closing. Ari Kestin, will be a consultant and acting MD of Narrowstep Ltd until merger.

Narrowstep is responsible for the funding of all retention bonuses, plus any raises or additional benefits, for the contracted employees, from pre-closing cash.

Narrowstep is responsible for the funding of all costs for the terminated contracts/agreements, including termination penalties and fees, from pre-closing cash.

TRAVEL EXPENSES: From the date of the definitive agreement and through closing, all remaining employees and consultants will abide by the ONSM Travel and Reimbursement Policy. All employees will read and sign the ONSM Travel and Reimbursement Policy. All Travel Expenses need prior approval.

PENDING TRAVEL EXPENSES: All submitted but unpaid travel expenses will be reviewed by ONSM.

TELEPHONE AND COMMUNICATIONS EXPENSES: All cell phones for terminating employees will be returned within 7 days of Definitive Agreement. All remaining employees must follow the guidelines for use of cell phones.

Telephone and Communications Expenses for all employees and consultants of NS will follow the ONSM Travel and Reimbursement Policy. No reimbursements will be made for any personal or non NS business related calls.

LEGAL AND ACCOUNTING - Deal Costs include all Legal, Accounting, D&O, Tax Opinion, Printing, Postage, Fees. Only Feb audit and May quarterly review separately budgeted.

PROCESS AND APPROVAL POST DEFINITIVE AGREEMENT: NS Staff will provide Onstream with weekly A/P list, A/R, and Cash Balance NS Staff will provide Onstream with monthly recap of Cash Activity corresponding to the line items in the above plan.

The following Onstream Group will be emailed data: rtomlinson@onsm.com, cfriedland@onsm.com, saper@onsm.com, akestin@onsm.com, rgoins@onsm.com, randysel@onsm.com

A list of all payables including payroll to be paid will be provided by NS to Onstream Group for review at least 3 days before payment. Onstream Group will notify NS Staff (to be designated) if any payment does not fall under the guideline of the restructuring business plan

An Aging A/R will be sent on a weekly basis by NS to the Onstream Group for review. Any account past 90 days due will be reviewed for service termination. If the likelihood that the account will not pay is determined, NS Staff will terminate the contract.

No Contracts may be signed by NS without approval of the COO of Onstream Media.

No new hires can be made without the written consent of the COO of Onstream Media - Alan Saperstein.

All purchases greater than $1000 must be approved by the COO of Onstream Media.

Any payments, contracts, and any other actions by any employees of NS must be approved by Ari Kestin.

All UK employees will report to Ari Kestin except that Network Dept will have dotted line to Randy Goins and Development Group dotted line to Brad Tyler.

NS USA sales team will report to Bob Nuelle unless otherwise designated by Randy Selman. US Sales team will have weekly review meetings with Randy Selman, CEO.

At Closing, NS current assets (excluding cash) will exceed NS current liabilities, as determined on a basis consistent with the Company's previously issued financial statements.

Proceeds from sale of equipment will be limited to equipment located in recently closed Narrowstep POP located in California.